UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.                     )

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

NxSTAGE MEDICAL, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NxSTAGE MEDICAL, INC.

350 Merrimack Street

Lawrence, Massachusetts 01843

NOTICE OF 2013 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 23, 2013

To our stockholders:

We invite you to our 2013 Annual Meeting of Stockholders, which will be held at the Lanam Club at 260 North Main Street, Andover, Massachusetts on Thursday, May 23, 2013 at 10:00 a.m., local time. At the annual meeting, stockholders will consider and act upon the following matters:

1. the election of eight members to our Board of Directors;

2. an advisory vote on approval of our named executive officers’ compensation;

3. the ratification of the selection by our Audit Committee of Ernst & Young LLP as our independent registered public accounting firm for the 2013 fiscal year; and

4. the transaction of such other business as may properly come before the meeting or any adjournment thereof.

Stockholders of record at the close of business on April 5, 2013, the record date for the annual meeting, are entitled to notice of, and to vote at, the annual meeting. Your vote is important regardless of the number of shares you own. Whether or not you expect to attend the annual meeting, we hope you will take the time to vote your shares. If you are a stockholder of record, you may vote over the Internet, by telephone or by completing and mailing the enclosed proxy card in the envelope provided. If your shares are held in “street name,” that is, held for your account by a broker or other nominee, you will receive instructions from the holder of record that you must follow for your shares to be voted at the annual meeting.

By Order of the Board of Directors,

Winifred L. Swan

Secretary

Lawrence, Massachusetts

April 26, 2013

NxSTAGE MEDICAL, INC.

350 Merrimack Street

Lawrence, Massachusetts 01843

Proxy Statement for the 2013 Annual Meeting of Stockholders

To Be Held on May 23, 2013

This proxy statement contains information about the 2013 Annual Meeting of Stockholders of NxStage Medical, Inc., including postponements and adjournments of the meeting. We are holding the annual meeting at the Lanam Club at 260 North Main Street, Andover, Massachusetts, on Thursday, May 23, 2013 at 10:00 a.m., local time.

We are sending you this proxy statement in connection with the solicitation of proxies by our Board of Directors for use at the annual meeting.

We are mailing our Annual Report to Stockholders for the year ended December 31, 2012 with these proxy materials on or about April 26, 2013

You can find our Annual Report on Form 10-K for the year ended December 31, 2012 on our website at www.nxstage.com or through the Securities and Exchange Commission’s electronic data system, called EDGAR, at www.sec.gov. You may also obtain a printed copy of our Annual Report on Form 10-K, free of charge, from us by sending a written request to: Investor Relations, NxStage Medical, Inc., 350 Merrimack Street, Lawrence, Massachusetts 01843. Exhibits will be provided upon written request and payment of appropriate processing fees.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 23, 2013.

The Notice of Annual Meeting of Stockholders, Proxy Statement, 2012 Annual Report to Stockholders, and directions to our meeting are available at http://ir.nxstage.com/annual-proxy.cfm.

IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Q. Who can vote at the annual meeting?

A.     To be able to vote, you must have been a stockholder of record at the close of business on April 5, 2013, the record date for our annual meeting. The number of outstanding shares entitled to vote at the annual meeting is 59,735,878 shares of our common stock.

If you were a stockholder of record on that date, you will be entitled to vote all of the shares that you held on that date at the annual meeting, or any postponements or adjournments of the annual meeting.

Q. What are the voting rights of the holders of common stock?	A. Each outstanding share of our common stock will be entitled to one vote on each matter considered at the annual meeting.

Q. How do I vote?	A. If you are a record holder, meaning your shares are registered in your name, you may vote:

(1.)   Over the Internet: Go to the website of our tabulator, Computershare Investor Services, at www.investorvote.com/NXTM. Use the vote control number printed on your enclosed proxy card to access your account and vote your shares. You must specify how you want your shares voted or your Internet vote cannot be completed and you will receive an error message. Your shares will be voted according to your instructions. You must submit your internet proxy before 11:59 p.m. Eastern Time on May 22, 2013, the day before the annual meeting, for your proxy to be valid and your vote to count.

(2.)   By Telephone: Call 1-800-652-VOTE (8683) toll free from the U.S. and Canada, and follow the instructions on your enclosed proxy card. You must specify how you want your shares voted and confirm your vote at the end of the call or your telephone vote cannot be completed. Your shares will be voted according to your instructions. You must submit your telephonic proxy before 11:59 p.m. Eastern Time on May 22, 2013, the day before the annual meeting, for your proxy to be valid and your vote to count.

(3.)   By Mail: Complete and sign your enclosed proxy card and mail it in the enclosed postage prepaid envelope to Computershare Investor Services. Your shares will be voted according to your instructions. If you do not specify how you want your shares voted, they will be voted as recommended by our Board of Directors. Computershare must receive your proxy card not later than May 22, 2013, the day before the annual meeting, for your proxy to be valid and your vote to count.

(4.) In Person at the Meeting: If you attend the meeting, you may deliver your completed proxy card in person or you may vote by completing a ballot, which we will provide to you at the meeting.

If your shares are held in “street name,” meaning they are held for your account by a broker or other nominee, you may vote:

(1.) Over the Internet or by Telephone: You will receive instructions from your broker or other nominee if they permit Internet or telephone voting. You should follow those instructions.

(2.) By Mail: You will receive instructions from your broker or other nominee explaining how you can vote your shares by mail. You should follow those instructions.

(3.)   In Person at the Meeting: Contact your broker or other nominee who holds your shares to obtain a brokers’ proxy card and bring it with you to the meeting. A broker’s proxy card is not the form of proxy card enclosed with this proxy statement. You will not be able to vote shares you hold in “street name” in person at the meeting unless you have a proxy from your broker issued in your name giving you the right to vote your shares.

Q. Can I change my vote?

A.     If your shares are registered directly in your name, you may revoke your proxy and change your vote at any time before the annual meeting. To do so, you must do one of the following:

(1.)   Vote over the Internet or by telephone as instructed above. Only your latest Internet or telephone vote is counted.

(2.)   Sign a new proxy and submit it as instructed above. Only your latest dated proxy will be counted.

(3.)   Attend the annual meeting, request that your proxy be revoked and vote in person as instructed above. Attending the annual meeting will not revoke your proxy unless you specifically request it.

If your shares are held in street name, you may submit new voting instructions by contacting your broker, bank or nominee. You may also vote in person at the meeting if you obtain a broker’s proxy as described in the answer above.

Q. Will my shares be voted if I don’t return my proxy?

A.     If your shares are registered directly in your name, your shares will not be voted if you do not vote over the Internet, by telephone, by returning your proxy or voting by ballot at the meeting. If your shares are held in “street name,” your brokerage firm may, under certain circumstances, vote your shares if you do not return your proxy. Brokerage firms can vote customers’ unvoted shares on routine matters. If you do not return a proxy to your brokerage firm to vote your shares, your brokerage firm may, on routine matters, either vote your shares or leave your shares unvoted. Your brokerage firm cannot vote your shares on any matter that is not considered routine.

Proposals 1 and 2 are considered non-routine matters, and Proposal 3 is considered a routine matter. Accordingly, your brokerage firm cannot vote your shares with respect to Proposals 1 and 2 unless it receives your voting instructions. We encourage you to provide voting instructions to your brokerage firm by giving your proxy to them. This ensures that your shares will be voted at the annual meeting according to your instructions. You should receive directions from your brokerage firm about how to submit your proxy to them at the time you receive this proxy statement.

Q. How many shares must be present to hold the annual meeting?

A.     A majority of our outstanding shares of our common stock must be present at the annual meeting to hold the meeting and conduct business. This is called a quorum. For purposes of determining whether a quorum exists, we count as present any shares that are voted over the Internet, by telephone or by completing and submitting a proxy or that are represented in person at the meeting. Further, for purposes of establishing a quorum, we will count as present shares that a stockholder holds even if the stockholder votes to abstain or votes on at least one of the matters to be voted upon.

If a quorum is not present, we expect to adjourn the meeting until we obtain a quorum.

Q. What vote is required to approve each matter and how are votes counted?

A.     Proposal 1 — Election of Directors

The nominees for directors who receive the highest number of votes FOR election will be elected as directors. This is called a plurality. Abstentions are not counted for purposes of electing directors. You may:

• vote FOR any or all of the nominees; or • WITHHOLD your vote from any or all of the nominees.

Votes that are withheld will not be included in the vote tally for the election of the directors and will not affect the results of the vote.

Proposal 2 — An Advisory Vote On Approval of Our Named Executive Officers’ Compensation

To approve Proposal 2, stockholders holding a majority of the shares of our common stock present or represented by proxy at the meeting and voting on the matter must vote FOR the proposal. If you vote to ABSTAIN on Proposal 2, your shares will not be voted in favor of or against the proposal and will also not be counted as votes cast or shares voting on the matter. As a result, voting to ABSTAIN will have no effect on the voting on the proposal.

Although the vote on approval of our named executive officers’ compensation is non-binding, the Compensation Committee of the Board of Directors is expected to take the voting results into account when considering future executive compensation actions.

Proposal 3 — Ratification of Selection of Independent Registered Public Accounting Firm

To approve Proposal 3, stockholders holding a majority of the shares of our common stock present or represented by proxy at the meeting and voting on the matter must vote FOR the proposal. If you vote to ABSTAIN on Proposal 3, your shares will not be voted in favor of or against the proposal and will also not be counted as votes cast or shares voting on the matter. As a result, voting to ABSTAIN will have no effect on the voting on the proposal.

Although stockholder approval of our Audit Committee’s selection of Ernst & Young LLP as our independent registered public accounting firm is not required, we believe that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the annual meeting, our Audit Committee will reconsider its selection of Ernst & Young LLP.

Q: Are there other matters to be voted on at the annual meeting?

A.     We do not know of any other matters that may come before the meeting other than the election of directors, the advisory vote on our named executive officers’ compensation, and the ratification of the selection of our independent registered public accounting firm. If any other matters are properly presented at the meeting, the persons named in the accompanying proxy intend to vote, or otherwise act, in accordance with their judgment on the matter.

Q. Where can I find the voting results?	A. We expect to report the voting results on a Form 8-K within four business days of the 2013 Annual Meeting.

Q. Who will bear the costs of soliciting proxies?

A.     We will bear the cost of soliciting proxies. In addition to these proxy materials, our directors, officers and employees may solicit proxies by telephone, e-mail, and facsimile and in person, without additional compensation. Upon request, we will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for distributing proxy materials.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of April 5, 2013, or such later date as indicated below, with respect to the beneficial ownership of our common stock by:

•

each person whom we know beneficially owns more than 5% of the outstanding shares of our common stock. This information is as reported by such persons in their Schedule 13D and 13G filings with the Securities and Exchange Commission, or the “SEC”;

•	each of our directors;

•

our principal executive officer, our principal financial officer and our three other most highly compensated executive officers for 2012, whom we refer to collectively as our “named executive officers”; and,

•	all of our directors and executive officers as a group.

The number of shares of our common stock owned by each person is determined under the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also includes any shares which the individual has the right to acquire within 60 days after April 5, 2013, or by June 5, 2013, through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole investment and voting power, or shares such power with his or her spouse, with respect to the shares set forth in the following table. The inclusion in this table of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares.

Percentage of common stock outstanding is based on 59,735,878 shares of our common stock outstanding as of April 5, 2013. Shares of common stock subject to stock options currently exercisable, or exercisable within 60 days, are deemed outstanding for the percentage ownership of the person holding such stock options but are not deemed outstanding for any other person.

Unless otherwise indicated below, the address for each person is to the care of NxStage Medical, Inc., 350 Merrimack Street, Lawrence, Massachusetts 01843.

Name and Address	Shares of Common Stock Beneficially Owned		Percentage of Common Stock Outstanding
5% Stockholders
Wells Fargo & Company	4,953,932	(1)	8.3%
420 Montgomery Street
San Francisco, CA 94105
Deerfield Management, L.P.	4,898,227	(2)	8.2%
780 Third Avenue
37th Floor
New York, NY 10017
OrbiMed Advisors, LLC	3,841,254	(3)	6.4%
601 Lexington Avenue
54th Floor
New York, NY 10022
William Blair & Co. LLC	3,639,740	(4)	6.1%
222 W. Adams
Chicago, IL 60606
Directors (8)
Jeffrey H. Burbank	1,386,375	(5)	2.5%
Robert G. Funari	7,173	(5)(6)	*
Daniel A. Giannini	110,812		*
Earl R. Lewis	92,776	(5)	*
Jean K. Mixer	11,579	(5)	*
Craig W. Moore	142,022	(5)	*
Reid S. Perper	160,183	(5)	*
Barry M. Straube	27,816	(5)	*
Other Executive Officers
Robert S. Brown	326,960	(5)	*
Michael Miller, Jr.	33,251	(5)(7)	*
Thomas F. Shea	170,147	(5)	*
Todd M. Snell	3,012	(5)	*
Winifred L. Swan	133,818	(5)	*
Joseph E. Turk, Jr	299,448	(5)	*
All directors and executive officers as a group (13 persons)	2,872,121	(8)	4.7%

*	Represents holdings of less than one percent.

(1)	This information was obtained from a Schedule 13G filed by Wells Fargo & Company (“Wells Fargo”) jointly with its affiliated entities and is as of December 31, 2012. As of December 31, 2012 Wells Fargo and their affiliated entities including Wells Capital Management Incorporated, Wells Fargo Funds Management, LLC, Wells Fargo Bank, National Association, Wells Fargo Advisors Financial Network, LLC, Wells Fargo Investment Group, Inc. and Wells Fargo Advisors, LLC may be deemed to beneficially own 4,953,932 shares of common stock.

(2)	This information was obtained from Deerfield Management Co. and its affiliated entities (“Deerfield”) and is as of March 27, 2013. As of March 27, 2013 the Deerfield entities beneficially owned, either directly or indirectly, an aggregate of 4,898,227 shares of common stock held by Deerfield Partners, L.P., Deerfield International Master Fund, L.P., Deerfield Special Situations Fund, L.P. and Deerfield Special Situations International Master Fund, L.P., of which Deerfield Mgmt, L.P. is the general partner. In addition, Mr. James E. Flynn holds controlling interests in all Deerfield entities and may be deemed to beneficially own 4,898,227 shares of common stock.

(3)	This information is provided by OrbiMed Advisors LLC (“Advisors”) jointly with its affiliated entities and is as of December 31, 2012. Advisors is the managing member of OrbiMed Capital GP III LLC (“Capital”), and Samuel D. Isaly is the managing member of, and the owner of a controlling interest in, Advisors. As of December 31, 2012, Advisors, Capital and Mr. Isaly may be deemed directly or indirectly, including by reason of their mutual affiliation, to be the beneficial owners of 3,841,254 shares of common stock (“Shares”), including 1,111,111 Shares issuable upon exercise of outstanding warrants held by partnerships of which Advisors or Capital is the general partner. Each of Capital, Advisors and Mr. Isaly disclaims beneficial ownership of such shares, except to the extent of its pecuniary interest therein, if any.

(4)	This information was obtained from William Blair & Co., L.L.C. (“William Blair”) and is as of February 28, 2013. As of February 28, 2013, William Blair may be deemed to beneficially own 3,639,740 shares of common stock.

(5)	The number of shares of our common stock that each person is deemed to beneficially own includes the number of shares of our common stock which such person has the right to acquire within 60 days after April 5, 2013, upon exercise of outstanding stock options as set forth opposite his or her name:

Name	Number of Shares
Robert S. Brown	294,438
Jeffrey H. Burbank	796,632
Robert G. Funari	7,173
Daniel A. Giannini	57,272
Earl Lewis	43,272
Michael Miller, Jr.	21,876
Jean K. Mixer	11,579
Craig W. Moore	57,272
Reid S. Perper	57,272
Barry M. Straube	27,816
Joseph E. Turk, Jr	189,234
Thomas F. Shea	140,076
Todd M. Snell	2,574
Winifred L. Swan	114,428

(6)	Mr. Funari was appointed to our Board of Directors on January 22, 2013.

(7)	Mr. Miller resigned as President of International Operations effective February 1, 2013 and is no longer employed by us. All of Mr. Miller’s options stopped vesting as of February 1, 2013 and will expire on May 2, 2013.

(8)	Includes an aggregate of 1,799,037 shares of our common stock which all current executive officers and directors have the right to acquire within 60 days after April 5, 2013 upon exercise of outstanding stock options.

PROPOSAL 1—ELECTION OF DIRECTORS

The Board of Directors recommends a vote “FOR” the election of each of Dr. Straube, Messrs. Burbank, Funari, Giannini, Lewis, Moore, and Perper, and Ms. Mixer.

Our Board of Directors is proposing the election of eight members at the annual meeting to serve for one-year terms. Our Board has currently set our authorized number of directors at ten, and expects to fill the vacancies created by the recent departures of Ms. Nancy J. Ham and Dr. Philippe O. Chambon following its process of identifying and evaluating individuals qualified to become directors. Although fewer director nominees are named than the number currently authorized, proxies cannot be voted for a greater number of persons than the number of nominees named. On November 9, 2012, the Nominating and Governance

Committee recommended, and the Board elected, Ms. Jean K. Mixer, to serve as a director on our Board. In addition, on January 22, 2013, the Nominating and Governance Committee recommended, and the Board elected Mr. Robert G. Funari to serve as a director on our Board. In making its recommendations to the Board, the Nominating and Governance Committee considered both Ms. Mixer and Mr. Funari’s executive leadership skills, and relative expertise in healthcare. Mr. David Utterberg, Ms. Nancy J. Ham and Dr. Philippe O. Chambon resigned from our Board of Directors on January 3rd, February 20th, and April 23rd, respectively.

The persons named in the enclosed proxy will vote to elect as directors Jeffrey H. Burbank, Robert G. Funari, Daniel A. Giannini, Earl R. Lewis, Jean K. Mixer, Craig W. Moore, Reid S. Perper, and Dr. Barry M. Straube, unless you indicate on your proxy that your shares should be withheld from one or more of these nominees. All nominees are currently members of our Board of Directors.

If elected, the nominees will hold office until our Annual Meeting of Stockholders in 2014 and until their successors are duly elected and qualified. Each of the nominees has indicated his or her willingness to serve, if elected; however, if any nominee should be unable to serve, the shares of our common stock represented by proxies may be voted for a substitute nominee designated by our Board of Directors.

Below are the names, ages, principal occupation and business experience for at least the past five years for each member of the Board of Directors, each of whom is a nominee for election at the annual meeting. Information with respect to the number of shares of our common stock beneficially owned by each director, directly or indirectly, as of April 5, 2013 appears above under the heading “Stock Ownership of Certain Beneficial Owners and Management.”

Director Qualifications

In considering whether to recommend any candidate for inclusion in the Board of Directors’ slate of recommended director nominees, including candidates recommended by stockholders, the Nominating and Corporate Governance Committee applies the criteria that are set forth in our Corporate Governance Guidelines. These criteria include the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, conflicts of interest and the ability to act in the interests of all stockholders. Our Corporate Governance Guidelines also provide that director nominees shall not be discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability or any other basis proscribed by law and state that the value of diversity on the Board should be considered. We believe that Board membership should reflect diversity in its broadest sense, including persons diverse in geography and background. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each nominee. We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow our Board of Directors to fulfill its responsibilities.

The biographies of each of the nominees below contains information regarding each nominee’s specific experience, qualifications, attributes and skills that led our Board to the conclusion that he/she should serve as a director. We also believe that all of our director nominees have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated strong business acumen and an ability to exercise sound judgment, as well as a commitment of service to NxStage and our Board. In addition, we value their significant experience on other company boards of directors and board committees. The following paragraphs also provide information as of the date of this proxy statement that each director has given us about his/her age, all positions he/she holds, his/her principal occupation and business experience for the past five years, and the names of other publicly-held companies of which he/she currently serves as a director or has served as a director during the past five years.

Information about the number of shares of common stock beneficially owned by each director appears above under the heading “Stock Ownership of Certain Beneficial Owners and Management.” See also “Certain Relationships and Related Transactions.” There are no family relationships among any of the directors and executive officers of NxStage.

Director Nominees

Jeffrey H. Burbank, age 50, has been our Chief Executive Officer and a director of NxStage since its inception in 1998. Prior to joining NxStage, Mr. Burbank was a founder and the Chief Executive Officer of Vasca, Inc., a medical device company that developed and marketed a blood access device for dialysis patients. He gained significant renal industry experience during his nine years at Gambro, Inc., in the Renal Division, with his last position as Director of Marketing and Advanced Technologies in 1995. Mr. Burbank received his BS in Industrial Engineering from Lehigh University. Mr. Burbank brings entrepreneurial skill, leadership, and technical and medical device experience in the renal dialysis industry to our Board.

Robert G. Funari, age 65, joined NxStage as a director in January, 2013 and currently serves as Chairman of our Board of Directors and as a member of our Nominating and Corporate Governance Committee. Mr. Funari served as Chairman and Chief Executive Officer of Crescent Healthcare, a Walgreens Company providing integrated pharmacy and nursing solutions in alternate site settings from 2004 to 2012. Prior to joining Crescent, Mr. Funari was Executive Vice President and Chief Operating Officer (1993-1996) at Syncor International Corporation, a publicly-traded radiopharmacy services company, where he also served as President and Chief Executive Officer (1996-2003). Mr. Funari was Executive Vice President and General Manager of the Drug Company for McKesson, Inc. and spent more than 18 years in a broad range of leadership positions at Baxter International. Mr. Funari served as a director of Beckman Coulter, Inc., a diagnostics and life sciences company, where he was a member of the Compensation Committee from 2005 to 2011, as well as director of Pope and Talbot, Inc. where he was on the Governance and Compensation Committees from 2001 to 2008. He also served as director of First Consulting Group from 2004 to 2008 and director of Bay Cities National Bank from 1994 to 2011, where he also served as chairman from 2007 to 2011. He currently sits on the board of directors of a number of non-profit and private companies and is a member of the RAND Healthcare Board of Advisors. Mr. Funari holds a B.S. from Cornell University and a M.B.A. from Harvard Business School. Mr. Funari received the Ernst & Young Entrepreneur Of The Year 2010 Award in the Turnaround category in Orange County/Desert cities. Mr. Funari’s executive leadership, particularly in the healthcare industry, and a proven track record of strategic planning and implementation, uniquely qualifies him to serve on our Board.

Daniel A. Giannini, age 63, has served as a director of NxStage since October 2005 and currently serves as chair of our Audit Committee. He also serves as a director on several private and non-profit company boards. Mr. Giannini retired in June 2005, after a more than 30-year career as a Certified Public Accountant with PricewaterhouseCoopers LLP. During his last five years at PricewaterhouseCoopers LLP, Mr. Giannini served as an audit partner and led the firm’s Atlanta office’s Technology, Information, Communications and Entertainment practice. Mr. Giannini received a B.S. degree in Business Administration from LaSalle University. Mr. Giannini brings corporate governance, internal control and financial reporting experience to our Board.

Earl R. Lewis, age 69, has served as a director of NxStage since October 2008 and currently serves as a member of our Compensation Committee. Since 2000, Mr. Lewis has been the Chairman, President and CEO of Flir Systems Inc., a manufacturer of thermal imaging and infrared camera systems. Prior to 2000, he served as CEO and President at Thermo Instrument Systems, Inc. He also served Thermo in various executive capacities, including President and Chief Operating Officer, CEO and President of Thermo Optek Corp., and President of Thermo Jarrell Ash Corp. In addition to serving on the board of Flir Systems, Inc., Mr. Lewis is a member of the Board of Directors of Harvard BioScience. Previously, Mr. Lewis served on the board of American DG Energy, Inc. from 2005 to 2011. Mr. Lewis is a Trustee of Clarkson University and New Hampton School. Mr. Lewis holds a B.S. from Clarkson College of Technology and has attended post-graduate programs at the University of Buffalo, Northeastern University and Harvard University. Mr. Lewis has a professional Director Certification, earned through an extended series of director education programs sponsored by the Corporate Directors Group. Mr. Lewis brings leadership, general management, and large public company operational, financial and corporate experience to our Board.

Jean K. Mixer, age 46, has served as a director of NxStage since November 2012. Since 2005, Ms. Mixer has been the Chief Executive Officer of mixerconsulting, which helps organizations grow through strategic and organizational work. Previously, from 1992 to 2004, she was at The Boston Consulting Group (BCG) where she also served as partner. Prior to BCG, Ms. Mixer was an officer at JP Morgan, New York. Ms. Mixer is a Director on the Board of the Cambridge Trust Company where she has served as a member of the Executive Committee since 2006 and Chair of the Compensation Committee since 2010. She is also the Chair of the HR board committee for the Boys and Girls Clubs of Boston. Formerly, she served on the Business Round Table Committee on National Health Care Reform. Ms. Mixer holds a Master’s Degree in Management from the Kellogg School of Management and a BS from Boston College. Ms. Mixer brings 25 years of public company experience including strategy, mergers and acquisitions, finance, leadership, and governance to our Board.

Craig W. Moore, age 68, has served as a director of NxStage since 2002 and currently serves as chair of our Compensation Committee and a member of our Audit Committee. Since January 2012, Mr. Moore has been the Chairman of ThermoGenesis. Since 2010, he has served as chair of ThermoGenesis’ Audit Committee and as a member of the Compensation Committee. Previously, Mr. Moore served on the board of Biologic System Corp. from 1992 to 2006. From 1986 to 2001, Mr. Moore was Chairman of the Board of Directors and Chief Executive Officer at Everest Healthcare Services Corporation, a provider of dialysis to patients with renal failure. Since 2001, Mr. Moore has acted as a consultant to various companies in the healthcare services industry. From 1986 through 2001, Mr. Moore was President of Continental Health Care, Ltd., an extracorporeal services and supply company, and from 1990 through 2004, he was President of New York Dialysis Management, a dialysis management business. Mr. Moore also serves as a director on several private company boards. Mr. Moore brings leadership, corporate and dialysis services industry experience to our Board.

Reid S. Perper, age 53, has served as a director of NxStage since September 2005 and currently serves as a member of our Audit Committee. Since May 2011, Mr. Perper has been an Investment Partner supporting European Investments with Health Evolution Partners, a healthcare focused private equity firm. In addition, since September 2008, Mr. Perper has been a founder and partner of MCT Advisors LLP, a London based financial advisory firm. From January 2004 to March 2009, Mr. Perper was Managing Director of Healthcare Investment Partners LLC. From November 2000 through June 2003, Mr. Perper was a Managing Director and Co-Head of Europe for CSFB Private Equity. Prior to joining CSFB, Mr. Perper was a Managing Director of DLJ Merchant Banking Partners. Mr. Perper joined Donaldson, Lufkin & Jenrette in 1988. Mr. Perper also served as an investment professional for Caxton Europe Asset Management Ltd. from May 2004 through July 2005. Mr. Perper brings over 20 years of experience in private equity, as well as strategic and capital market experience, particularly within medical devices, healthcare services, pharmaceuticals and biotechnology, to our Board.

Barry M. Straube, age 64, has served as a director of NxStage since 2011 and currently serves on our Nominating and Corporate Governance Committee. Since September 2011, Dr. Straube has been a Director with The Marwood Group, a healthcare advisory, research and financial services firm. From April 2005 through February 2011, Dr. Straube served as the Chief Medical Officer (CMO) for the Centers for Medicare & Medicaid Services (CMS). While serving as the CMO for CMS, Dr. Straube was also the Director of the CMS Office of Clinical Standards & Quality (OCSQ). From 2000 to 2005, Dr Straube served as the CMS Regional Chief Medical Officer for California, Arizona, Nevada, Hawaii and far Pacific Territories. Prior to this, Dr. Straube was Vice President of Quality Improvement at Health Net from 1995 to 2000. Dr. Straube received an A.B. degree from Princeton University and received his M.D. degree from the University of Michigan Medical School. He is Board-Certified in Internal Medicine and Nephrology. He also sits on a number of Scientific Advisory Boards in the pharmacology, biotech and medical technology arenas, and several kidney disease patient advocacy group medical advisory boards. As both a nephrologist and the former most senior clinical advisor to CMS, Dr. Straube brings extensive industry experience and leadership in policymaking to our Board.

CORPORATE GOVERNANCE

General

Our Board of Directors believes that good corporate governance is important to ensure that NxStage is managed for the long-term benefit of our stockholders. This section describes key corporate governance guidelines and practices that we have adopted. Complete copies of our Corporate Governance Guidelines, committee charters and code of conduct described below are available under the investor information section of our website at www.nxstage.com. Alternatively, you can request a copy of any of these documents by writing to: Investor Relations, NxStage Medical, Inc., 350 Merrimack Street, Lawrence, Massachusetts 01843.

Corporate Governance Guidelines

Our Board of Directors has adopted Corporate Governance Guidelines to assist it in the exercise of its duties and responsibilities and to serve the best interests of NxStage and our stockholders. These guidelines, which provide a framework for the conduct of our Board of Directors, include the following provisions:

•	the principal responsibility of our directors is to oversee our management;

•	a majority of the members of our Board of Directors shall be independent directors;

•	independent directors meet at least twice a year in executive session;

•	directors have full and free access to management and, as the directors deem necessary, independent advisors; and

•	at least annually our Board of Directors and its committees will seek to conduct a self-evaluation to determine whether they are functioning effectively.

Board Leadership Structure

We separate the roles of CEO and Chairman of the Board in recognition of the differences between the two roles. Separating these positions allows our CEO to focus on the day to day leadership and performance of the Company instead of Board administration. Our CEO is responsible for setting the strategic direction for the Company. The Chairman of our Board provides guidance to the CEO and sets the agenda for Board meetings and presides over meetings of the full Board. Our Chairman leads our Board in providing advice to and independent oversight of management. We believe this enhances the independent and objective assessment of risk by our Board.

Risk Oversight

The Board has an active role, as a whole and also at the committee level, in overseeing risk management. The Board regularly reviews information provided by Company management regarding the Company’s liquidity and operations, as well as the risks associated with each. The Company’s Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements. The Audit Committee oversees management of risks relating to financial reporting, internal controls and compliance with legal and regulatory requirements. The Nominating and Corporate Governance Committee oversees the management of risks associated with corporate governance, the independence of the Board of Directors and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports about such risks.

We do not believe that risks arising from our compensation policies and practices are reasonably likely to have a material adverse effect on the Company. We believe our approach to goal setting, selection of targets, setting of targets with payouts at multiple levels of performance, and evaluation of performance results assist in mitigating excessive risk-taking that could harm our value or reward poor judgment by our executives. We believe we have allocated our compensation among base salary and short and long-term compensation target opportunities in such a way as to not encourage excessive risk-taking. Weighting much of our compensation towards long-term incentive compensation discourages short-term risk taking. Further, the metrics that determine payouts for our executive officers are Company-wide metrics. This is based on our belief that applying Company-wide metrics encourages decision-making that is in the best long-term interests of NxStage and our stockholders as a whole. Finally, the multi-year vesting of our equity awards are intended to properly account for the time horizon of risk. All of our named executive officers currently maintain meaningful stockholdings in the Company. Our insider trading policy prohibits short selling of our Company’s stock or the purchase or sale of puts or calls for speculative purposes. In 2010, our insider trading policy was amended to also prohibit sales of our stock by Company executives, with limited exceptions, except where sales are made pursuant to 10b5-1 plans. Such plans must be approved by an internal approval committee and may not go into effect less than sixty (60) days after the plans are approved and entered into.

Board Determination of Independence

Under applicable NASDAQ rules, a director will only qualify as an “independent director” if, in the opinion of our Board of Directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our Board of Directors has determined that Dr. Straube, Messrs. Funari, Giannini, Lewis, Moore, and Perper and Ms. Mixer, each do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined under Rule 5605(a) (2) of the NASDAQ Stock Market Marketplace Rules. Our Board of Directors made the same determination with respect to Ms. Ham and Dr. Chambon at the time each was serving.

In determining the independence of the directors listed above, our Board considered each of the transactions discussed in “Certain Relationships and Related Transactions” on page 17.

Communicating with the Board of Directors

Our Board of Directors will give appropriate attention to written communications that are submitted by stockholders and other interested parties, and will respond if, and as, appropriate. The Chairman of our Board of Directors, with the assistance of our General Counsel, is primarily responsible for monitoring communications from stockholders and other interested parties and for providing copies or summaries to the other directors as he or she considers appropriate.

Under procedures approved by a majority of the independent directors, communications will be forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the Chairman of our Board of Directors considers to be important for the directors to know. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we may in the future receive repetitive or duplicative communications.

Stockholders and interested parties who wish to send communications on any topic to our Board of Directors should address such communications to Board of Directors, c/o Winifred L. Swan, Esq., Senior Vice President and General Counsel, NxStage Medical, Inc., 350 Merrimack Street, Lawrence, Massachusetts 01843.

Director Nomination Process

Our Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to become directors, consistent with the criteria approved by our Board of Directors, and recommending the persons to be nominated for election as directors, except where we are legally required by contract to provide third parties with the right to nominate. The process followed by our Nominating and Corporate Governance Committee to identify and evaluate candidates may include requests to members of our Board of Directors and others for recommendations, the utilization of director search firms, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the Nominating and Corporate Governance Committee and our Board of Directors. Ms. Mixer, who became a director on November 9, 2012, was identified as a potential candidate by our former chairman. Mr. Funari, who became a director on January 22, 2013, was initially identified as a potential candidate by a third-party director search firm.

In considering whether to recommend any candidate for inclusion in the Board of Directors’ slate of recommended director nominees, including candidates recommended by stockholders, the Nominating and Corporate Governance Committee applies the criteria that are set forth in our Corporate Governance Guidelines. These criteria include the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, conflicts of interest and the ability to act in the interests of all stockholders. Our Corporate Governance Guidelines specify that the value of diversity on the Board should be considered by the Nominating and Corporate Governance Committee in the director identification and nomination process. The Committee seeks nominees with a broad diversity of experience, professions, skills, viewpoints and backgrounds. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is a prerequisite for each nominee. We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow our Board of Directors to fulfill its responsibilities. The composition of the current board reflects diversity in business and professional experience, skills, and background.

In connection with our acquisition of Medisystems Corporation and certain affiliated entities, we agreed that if Mr. Utterberg is no longer a director of NxStage, our Board of Directors will nominate for election to our Board of Directors any director nominee proposed by Mr. Utterberg, subject to certain conditions. Mr. Utterberg waived this right upon his resignation from our Board on January 3, 2013.

Stockholders may recommend individuals to the Nominating and Corporate Governance Committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and, if the stockholder is not a stockholder of record, a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to the Nominating and Corporate Governance Committee, c/o Winifred L. Swan, Senior Vice President and General Counsel, NxStage Medical, Inc., 350 Merrimack Street, Lawrence, Massachusetts 01843. Assuming that appropriate biographical and background material has been provided on a timely basis, the Nominating and Corporate Governance Committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others.

Our stockholders also have the right to nominate director candidates themselves, without any prior review or recommendation by the Nominating and Corporate Governance Committee or our Board of Directors, by following the procedures set forth under the heading “Other Matters – Stockholder Proposals for the 2014 Annual Meeting.”

At the annual meeting, stockholders will be asked to consider the election of Jeffrey H. Burbank, Robert G. Funari, Daniel A. Giannini, Earl R. Lewis, Jean K. Mixer, Craig W. Moore, Reid S. Perper, and Barry M. Straube, each of whom is being nominated for election or re-election to our Board of Directors.

Board Meetings and Attendance

Our Board of Directors met 6 times, either in person or by teleconference, during the year ended December 31, 2012, or fiscal 2012. During fiscal 2012, each of our directors attended at least 75% of the total number of Board meetings and meetings held by all committees of the Board on which he or she then served.

Director Attendance at Annual Meeting of Stockholders

Our Corporate Governance Guidelines provide that directors are expected to attend the annual meeting of stockholders. Eight of our then-serving directors attended the 2012 Annual Meeting of Stockholders, and we expect all of our directors to attend the 2013 annual meeting.

Board Committees

Our Board of Directors has established three standing committees — Audit, Compensation and Nominating and Corporate Governance — each of which operates under a charter that has been approved by our Board of Directors. Current copies of each committee’s charter are posted on the Corporate Governance section of our website, www.nxstage.com.

Our Board of Directors has determined that all of the members of each of our three standing Board committees are independent as defined under NASDAQ rules, including, in the case of all members of the Audit Committee, the independence requirements contemplated by Rule 10A-3 under the Securities Exchange Act of 1934, or the Exchange Act.

Audit Committee

The Audit Committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our registered public accounting firm;

•	overseeing the work of our registered public accounting firm, including through the receipt and consideration of reports from the firm;

•	reviewing and discussing with management and the registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	monitoring our internal controls over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	overseeing our internal audit function;

•	discussing our risk assessment and risk management policies;

•	establishing policies regarding hiring employees from the registered public accounting firm and procedures for the receipt and retention of accounting related complaints and concerns;

•	meeting independently with our internal auditing staff, registered public accounting firm and management;

•	reviewing and approving or ratifying any related person transactions; and

•	preparing the audit committee report required by SEC rules, which is included beginning on page 15 of this proxy statement.

The members of the Audit Committee are Messrs. Giannini (Chair), Moore and Perper. The Board of Directors has determined that each of these members is independent, as that term is defined by applicable NASDAQ and SEC rules and that Mr. Giannini is an “audit committee financial expert” as defined in Item 407(d)(5) (ii) of Regulation S-K under the Exchange Act. The Audit Committee met nine times during fiscal 2012.

Our policies and procedures for the review and approval of related person transactions are summarized on page 18 of this proxy statement.

Compensation Committee

Our Compensation Committee, among other things, provides recommendations to the Board of Directors regarding our compensation programs, and has the following principal duties:

•	reviewing and approving, or making recommendations to our Board of Directors, with respect to, the compensation of our Chief Executive Officer, or CEO, and our other executive officers;

•	overseeing an evaluation of our executive officers, including our CEO;

•	overseeing an annual review by the Board of Directors concerning management succession planning;

•	administering our cash and equity incentive plans;

•	reviewing and making recommendations to our Board of Directors with respect to director compensation;

•	reviewing and discussing annually with management our “Compensation Discussion and Analysis,” which is included beginning on page 19 of this proxy statement; and

•	preparing the Compensation Committee report required by SEC rules, which is included on page 27 of this proxy statement.

Our Compensation Committee retains the services of third party executive compensation specialists and consultants from time to time, as it sees fit, in connection with the establishment of cash and equity compensation and related policies.

The processes and procedures followed by our Compensation Committee in considering and determining executive and director compensation, including the role of executive officers in recommending executive compensation, are described below under the heading “Compensation Discussion and Analysis.”

The members of the Compensation Committee are Messrs. Moore (Chair) and Lewis. In June 2012, Dr. Chambon rotated off the Compensation Committee and Ms. Ham was appointed to the Committee where she served until her resignation in February 2013. The Board of Directors has determined that each of these members is independent, as that term is defined by applicable NASDAQ rules. The Compensation Committee met seven times during fiscal 2012.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee has the following principal responsibilities:

•	identifying individuals qualified to become members of our Board of Directors;

•	reviewing and making recommendations to our Board with respect to our Board leadership structure;

•	recommending to our Board of Directors the persons to be nominated for election as directors and to each of the committees;

•	reviewing our Corporate Governance Guidelines and recommending changes to our Board of Directors; and

•	overseeing an annual self-evaluation of our Board of Directors.

The processes and procedures followed by the Nominating and Corporate Governance Committee in identifying and evaluating director candidates are described above under the heading “Director Nomination Process.”

The members of the Nominating and Corporate Governance Committee are currently Dr. Straube and Mr. Funari. In November 2012, Mr. Giannini rotated off the Nominating and Corporate Governance Committee and Dr. Straube was appointed to the Committee. Mr. Funari was appointed to the Committee following Ms. Ham’s resignation from the Board in February 2013. Dr. Chambon served as Chair of this Committee until his resignation in April 2013. The Board of Directors has determined that each of these members is independent, as that term is defined by applicable NASDAQ rules. The Nominating and Corporate Governance Committee met nine times during fiscal 2012.

Code of Business Conduct and Ethics

We have adopted a written Code of Business Conduct and Ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions. We have posted a copy of the code on our website, www.nxstage.com. In addition, we intend to post on our website all disclosures that are required by law or NASDAQ Global Select Market listing standards concerning any amendments to, or waivers of, our code.

Audit Committee Report

The purpose of the Audit Committee is to assist the Board of Directors’ oversight of NxStage’s accounting and reporting processes and the audits of NxStage’s consolidated financial statements.

The Audit Committee has reviewed NxStage’s audited financial statements for the fiscal year ended December 31, 2012 and has discussed these financial statements with NxStage’s management and independent registered public accounting firm.

The Audit Committee has also received from, and discussed with, Ernst & Young LLP, NxStage’s independent registered public accounting firm, various communications that NxStage’s independent registered public accounting firm is required to provide to the Audit Committee including the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, other standards of the Public Company Accounting Oversight Board, the rules and regulations of the Securities and Exchange Commission, and other applicable regulations.

NxStage’s independent registered public accounting firm also provided the Audit Committee with the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding NxStage’s independent registered public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed, with the independent registered public accounting firm, the independent registered public accounting firm’s independence.

Based on its discussions with management and the independent registered public accounting firm, and its review of the representations and information provided by management and the independent registered public accounting firm, the Audit Committee recommended to NxStage’s Board of Directors that the audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2012.

By the Audit Committee of the Board of Directors

Daniel A. Giannini (Chair)

Craig W. Moore

Reid S. Perper

Fees of Independent Registered Public Accounting Firm

The following table summarizes the fees of Ernst & Young LLP, our independent registered public accounting firm, billed to us for each of the last two fiscal years.

Fee Category	Fiscal 2012	Fiscal 2011
Audit Fees(1)	$1,161,400	$1,053,000
Audit-related Fees(2)	25,600	29,700
Tax Fees(3)	240,100	125,900
All Other Fees(4)	2,000	2,000

Total Fees	$1,429,100	$1,210,600

(1)	The audit fees for fiscal 2012 and fiscal 2011 consisted of fees for the audit of our consolidated financial statements, the audit of our internal control over financial reporting, the review of the interim financial statements included in our quarterly reports on Form 10-Q, and other professional services provided in connection with statutory and regulatory filings or engagements.

(2)	Audit-related fees consisted of fees for assurance and related services that are reasonably related to the performance of the audit and the review of our consolidated financial statements and which are not reported under “Audit Fees”. These fees include the audit of our 401K plan.

(3)	Tax fees consist of fees for tax compliance, including preparation of tax returns and tax advice, and tax consultations related to international transfer pricing matters and the medical device excise tax.

(4)	Other fees for fiscal 2012 and fiscal 2011 consist of fees for using the on-line accounting research tools of Ernst & Young LLP.

All such services were approved by our Audit Committee in accordance with the pre-approval policies and procedures described below.

Pre-Approval Policies and Procedures

The Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee or the engagement is entered into pursuant to the pre-approval procedures described below.

From time to time, the Audit Committee may pre-approve specific types of services that are expected to be provided to us by our independent registered public accounting firm during the next 12 months. At the time of such pre-approval, the type of services to be provided, and the fees relating to those services, are detailed and also generally subject to a maximum dollar amount.

Before the commencement of any audit, tax or other services, our management obtains an engagement letter from our independent registered public accounting firm that is signed by our Chief Financial Officer. Our Chief Financial Officer has the ability, without obtaining prior Audit Committee approval, to engage our independent registered public accounting firm to perform general pre-approved services on projects, up to a maximum of $50,000 annually. The Audit Committee reviews with management all services provided by our independent registered public accounting firm, whether or not the services were pre-approved, and all related fees charged on a quarterly and annual basis.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Relationship with David S. Utterberg

Mr. Utterberg served as a director of NxStage until his resignation effective January 3, 2013 and is a stockholder of NxStage. On June 4, 2007, we entered into a stock purchase agreement with Mr. Utterberg pursuant to which we acquired the issued and outstanding shares of Medisystems Corporation, Medisystems Services Corporation, Medisystems Europe S.p.A. and Medisystems Mexico s. de R.L. de C.V., which are collectively referred to as the MDS Entities.

In connection with the acquisition of the MDS Entities on October 1, 2007, we also acquired exclusive license rights to a portfolio of patents from Lifestream Medical Corporation. Lifestream Medical Corporation is wholly-owned by Mr. Utterberg. On February 17, 2011, Lifestream Medical Corporation assigned the formerly licensed patents to us, giving us control over the prosecution and maintenance of such patents and the ability to operate under such patents in all fields for any purpose. The assignment agreement does, however, provide that our rights under the patents are qualified by certain sublicenses previously granted to third parties. We have agreed that Mr. Utterberg will retain the right to royalty income under one of these sublicenses.

On April 8, 2011, we acquired certain tooling, equipment, machinery and related assets from Lifestream Technology Corporation, a company wholly-owned by Mr. Utterberg. We also hired a former employee of Lifestream and agreed that this employee could provide up to 350 hours of consulting services to Lifestream to be spread over a three year period. In addition, we agreed to make all required payments under a lease from Lifestream running through the end of 2012 for a small amount of office space in Chicago, Illinois, where this employee works and where these assets now reside.

Our Relationship with the Sprout Entities

In the second closing of the private placement of shares of our common stock and warrants to purchase shares of our common stock announced on May 23, 2008, which second closing took place on August 1, 2008, following the special meeting of our stockholders during which the stockholders approved the second closing, an aggregate of 4,000,000 shares of our common stock and warrants to purchase 800,000 shares of our common stock were issued and sold by us and purchased by (a) unaffiliated investors and (b) investors who are our affiliates, including one investor, the Sprout Entities, who is affiliated with Dr. Chambon, a former member of our Board of Directors. The Sprout Entities purchased 1,022,221 shares of our common stock and warrants to purchase 204,546 shares of our common stock in the Private Placement. Other than the different closing dates and the stockholder approval requirement for the second closing, all other terms of the private placement are identical in the two closings.

Policies and Procedures Regarding Review, Approval and Ratification of Related Person Transactions

Our Board of Directors has adopted written policies and procedures for the review of any transaction, arrangement or relationship in which we are a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees or 5% stockholders (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our General Counsel. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by our Audit Committee. Any related person transactions that are ongoing in nature will be reviewed annually.

Whenever practicable, the reporting, review and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the Audit Committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the Chair of the Audit Committee to review and, if deemed appropriate, approve proposed related person transactions that arise between committee meetings, subject to ratification by the committee at its next meeting.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the Audit Committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the Audit Committee will review and consider:

•	the related person’s interest in the related person transaction;

•	the approximate dollar value of the amount involved in the related person transaction;

•	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

•	whether the transaction was undertaken in the ordinary course of our business;

•	whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to us of, the transaction; and

•

any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The Audit Committee may approve or ratify the transaction only if the Audit Committee determines that, under all of the circumstances, the transaction is in our best interests. The Audit Committee may impose any conditions on the related person transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, our Board of Directors has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

•

interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of such entity), that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 1% equity interest in such entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction, and (c) the amount involved in the transaction equals less than the greater of $200,000 or 2% of the annual gross revenues of the company receiving payment under the transaction; and

•	a transaction that is specifically contemplated by provisions of our charter or bylaws.

The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the Compensation Committee in the manner specified in its charter.

INFORMATION ABOUT EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis describes the material elements of our executive compensation program for 2012 and explains how the Compensation Committee of our Board of Directors made its compensation decisions for our named executive officers for 2012. These named executive officers are identified in the Summary Compensation Table that immediately follows this discussion and consist of the following:

Mr. Jeffrey H. Burbank	Chief Executive Officer
Mr. Robert S. Brown	Senior Vice President and Chief Financial Officer
Mr. Michael Miller, Jr. (1)	Former President of International Operations
Mr. Joseph E. Turk, Jr.	President of North American Operations
Ms. Winifred L. Swan	Senior Vice President and General Counsel

(1)	Mr. Miller was President of International Operations from April 2011 until he resigned from the Company on February 1, 2013. Mr. Miller is no longer employed by us.

Executive Summary

Overview of 2012 Compensation.    Executive compensation levels and programs for our named executive officers in 2012 were set and structured to retain, incent and reward executives. Total compensation for our named executive officers in 2012, like 2011, continued to be focused heavily on performance-based compensation and the use of equity to encourage long-term stockholder value and conserve cash. In order to establish a strong link between executive pay and corporate performance, the Compensation Committee chose to continue to put a significant percentage of our named executive officers’ 2012 compensation at risk under our Corporate Bonus and Performance Share Plans. The metrics of both plans were the same and were chosen to build long-term stockholder value by linking to future revenue growth, cash flow, and net income, as defined in the Plans. To conserve cash, the Corporate Bonus Plan for 2012 was structured to allow for the payment of awards in the form of common stock at the Compensation Committee’s option.

Overall, we performed well against the corporate goals established by the Compensation Committee in the beginning of 2012. We reported record revenues of $242.1 million in 2012, an 11% increase over 2011 and a net loss of $15.2 million. Cash generation, as defined by the Plans, was $0.9 million. Pursuant to the terms of our Corporate Bonus and Performance Share Plans, this performance led to bonus and performance share awards at 92.8% of Target levels based on 2012 corporate performance.

At our 2012 Annual Meeting, our stockholders were asked to approve our 2011 executive compensation programs, which they did by a vote of 44,165,118 votes FOR to 391,319 votes AGAINST. The Compensation Committee concluded that this level of approval supports the Compensation Committee’s conclusion that our existing executive compensation programs continue to be appropriate and effective in rewarding executives for the Company’s performance and aligning executive interests with long-term stockholder interests.

2012 Financial Highlights.    We succeeded in making solid progress across the business in 2012. We grew revenues within the home market by 14% in 2012 compared to 2011, with the significant majority resulting from an increase in the number of patients prescribed to use and centers offering our home hemodialysis product, the NxStage System One™. We also continued to improve gross margin from 36% during 2011 to 39% during 2012. In addition to this financial progress, we made significant progress on our product development initiatives, achieved strong continued growth in our Critical Care business, and increased end user demand within our In-Center segment. We also continued to expand our international footprint. Short and long-term incentive awards paid to our named executive officers reflect this strong corporate performance for 2012.

2013 Compensation Structure.    Executive compensation for 2013 continues to be structured to encourage and reward performance. Consistent with our approach described below under “How Executive Pay is Determined-Market Referencing Against a Peer Group,” 2013 salaries for our named executive officers were increased by 3% in order to align them more closely with the 50th percentile level within our Peer Group. Our Bonus and Performance Share Plans for 2013 continue to put a significant percentage of executive pay at risk, and failure to achieve Threshold results will significantly reduce total compensation for our named executive officers from 2012 levels. We believe our “pay for performance” philosophy attracts, retains and motivates our named executive officers to be fully aligned with the interests of our stockholders and our objectives, and helps us to meet our goals.

Our Executive Compensation Philosophy and Objectives

We believe that the total compensation of our named executive officers should support the following objectives:

•	attract, retain and reward executives who can help us to achieve our business objectives;

•	promote the achievement of key strategic and financial performance measures by linking short- and long-term cash and equity incentives to the achievement of measurable performance goals; and

•	align executives’ long-term incentives with the interests of our stockholders.

To achieve these objectives, the Compensation Committee evaluates our executive compensation program with the goal of setting target total compensation at levels the Committee believes are competitive with those of other companies that compete with us for executive talent in our industry and our region. In order to better align the interests of our executives with stockholders, a significant percentage of our named executive officers’ target total direct compensation is put at risk, dependent upon the achievement of key strategic, financial and operational goals. Achievement of our goals is rewarded through annual incentive bonuses, intended to pay for the achievement of short-term performance goals, and long-term equity incentives, intended to both retain executives and allow them to participate in the longer-term success of NxStage as reflected in stock price appreciation. We believe our emphasis on performance-based equity incentive compensation aligns our executives with appropriate business risk and the long-term interests of our stockholders, preserves cash, and provides true “pay for performance” by putting a significant portion of our executives’ pay “at risk” and directly linking the realized value of the awards to the Company’s stock price and performance relative to our peers.

How Executive Compensation is Determined

Our Compensation Committee has primary responsibility for reviewing, setting and approving the compensation of our named executive officers. Information about our Compensation Committee and its composition and responsibilities can be found on page 14 of this proxy statement, under the heading “Compensation Committee.” In fulfilling this responsibility, the Compensation Committee relies on three key elements: market referencing, performance considerations and CEO and Compensation Committee judgment.

Role of Compensation Consultant.    From time to time, the Compensation Committee engages the services of one or more independent consulting firms to assist in the Committee’s evaluation of executive compensation. Since 2009, the Compensation Committee has engaged the services of Radford, an Aon Hewitt consulting company. Radford reports directly to the Compensation Committee and provides the Compensation Committee with design alternatives for compensation programs and with data regarding the compensation of executive officers at peer and other companies in order to assist the Compensation Committee in its determination of whether the overall compensation packages for each of our named executive officers are competitive. Radford is engaged exclusively by the Compensation Committee on executive compensation matters and does not have other consulting arrangements with NxStage. The Compensation Committee considered the independence of Radford and determined that no conflicts of interest were raised.

On an annual basis, Radford works with our Compensation Committee to (a) help define the group of companies that should be included in our peer compensation group, or Peer Group, (b) provide market data on executive compensation, and compare our executive compensation to the Peer Group, and (c) analyze and make recommendations regarding all aspects of executive compensation, including base and short- and long-term incentive awards. Representatives of Radford attended several Compensation Committee meetings in 2011 and 2012.

Market Referencing Against a Peer Group.    We base our compensation decisions partly on relevant market information, by comparing our executive target total compensation to compensation paid to employees in comparable roles at our Peer Group. Our Peer Group consists of national and regional health care companies that we believe are generally comparable to NxStage in terms of organizational structure, size and stage of development, and against which we believe we compete for executive talent.

To help establish our Peer Group, Radford identified publicly traded companies in the medical device and equipment industry between 1/3 and 3 times the size of NxStage, based on number of employees, revenue, revenue growth and market value. Working with our Compensation Committee, Radford then evaluated each such company based on products and business strategy and recommended for inclusion in our Peer Group those companies that were most comparable to NxStage based on product focus, business strategy, developmental stage, and financial profile.

Applying this methodology, the Compensation Committee approved the following list of peer companies, which were used in making 2012 executive compensation determinations:

Abiomed, Inc.	Accuray Inc.
Align Technology, Inc.	AngioDynamics Incorporated
Arthrocare Corp.	Atrion Corp.
Cantel Medical Corp.	Conceptus Inc.
Cyberonics Inc.	ICU Medical, Inc.
Insulet Corp.	Masimo Corp.
Merit Medical Systems, Inc.	NuVasive, Inc.
SonoSite, Inc.	Thoratec Corporation
Volcano Corporation	Wright Medical Group
Zoll Medical Corp.

The Peer Group used to establish 2012 compensation is different from the Peer Group used in 2011. AGA Medical Holdings, Inc., American Medical Systems Holdings, Micrus Endovascular Corp. and Natus Medical Inc. were removed due to acquisition and were replaced by the following new companies that closely align with our size, industry and market valuation: Accuray Inc.; Atrion Corporation; Cantel Medical Corp.; and, Insulet Corp.

In addition to our Peer Group data, Radford provided the Compensation Committee in late 2011 and 2012 with broader survey data from the Radford Global Technology Survey as well as the Top 5 Data Services Medical Device Survey for use in 2012 compensation decisions. Our Human Resources Department works with Radford to match Company positions against survey positions and to compile the compensation data for each named executive officer. Our Human Resources Department does not direct or oversee the activities of Radford.

Our philosophy is that base salaries should be targeted at the 50th percentile, and that target total compensation for executives should be between the 50th and 75th percentile of our Peer Group. These target percentiles are intended to enable us to attract and retain top level talent while maintaining our overall objective of strongly linking executive compensation to company performance. These are overall guidelines, and variations to these general targets may occur as dictated by the performance and experience level of the individual, the importance of the executive’s position to NxStage and the difficulty of replacing the individual, the performance of NxStage, and other financial and market factors. Historically, the compensation of our named executive officers has generally been set consistent with these overall guidelines, with the exception of our CEO’s compensation, which because of the weighting toward long-term equity incentives, has historically been set at target compensation levels to be below the 50th percentile for base salary and target total cash compensation when compared to our Peer Group. Our CEO’s compensation continues to be heavily weighted towards long-term equity incentives to further align his interests with those of our stockholders and to preserve cash.

Performance Considerations.    In addition to considering market rates for executive compensation, we award our executives compensation based on their performance as a team in achieving our business objectives, as well as their individual performance. To assist our evaluation of executive performance, we conduct an annual performance review. The performance review process is designed to guide performance discussions, establish performance objectives and communicate annual achievements. Our CEO conducts each named executive officer’s performance review, in consultation with the Audit Committee for the Chief Financial Officer, and the Compensation Committee conducts the performance review for the CEO.

CEO and Compensation Committee Judgment.    Our total compensation program operates not only based on the application of market referencing and corporate and individual performance considerations, but also through the application of CEO and Compensation Committee judgment. We do not employ a purely formulaic approach to any of our compensation plans. There are guidelines in place, but there are also individual performance factors and executive retention considerations that permit our Compensation Committee discretion to increase or decrease cash and equity awards based on those considerations.

In addition, while the Compensation Committee is solely responsible for setting the targets and approving the awards, the Compensation Committee relies on the judgment of the CEO to evaluate the actual performance of each named executive officer (other than the CEO) and recommend appropriate salary and incentive awards including, where appropriate, adjustments to reflect individual performance. The CEO participates in Compensation Committee meetings, at the request of the Committee, in order to provide background information and explanations supporting his recommendations. The CEO is not present during any portion of Compensation Committee meetings at which his compensation is established.

Components of our Executive Compensation Program and 2012 Executive Compensation

Overview of Compensation.    Our executive compensation program consists of fixed compensation elements, such as base salary and benefits, and variable performance-based elements, such as annual and long-term incentives. Our fixed compensation elements are designed to provide a stable source of income and financial security to our executives. Our variable performance-based compensation elements are designed to reward performance at two levels: actual corporate performance compared to annual business goals, and corporate performance in terms of long-term stockholder value creation. Through these performance incentive awards, we reward the achievement of short-term goals, such as annual growth in revenues and reductions in operating expenses (measured by cash consumption and net income/loss), and long-term goals, such as business growth and stock price appreciation.

We compensate our executives primarily through base salary, performance-based annual short-term incentive bonuses and performance based long-term incentive equity awards and time-based long-term incentive equity awards. We believe this three-part compensation approach enables us to remain competitive with our industry peers and Peer Group while ensuring that executives are appropriately incentivized to deliver short-term results while at the same time creating long-term stockholder value.

Base Salary

When establishing base salaries, the Compensation Committee considers compensation in the Peer Group, other available compensation survey data, as well as a variety of other factors, including the individual’s experience and skill set, the level of the individual’s responsibility, the individual’s performance, prevailing economic conditions and internal pay equity. Our Compensation Committee reviews base salaries at least annually and adjusts them from time to time to realign salaries with market levels after taking into account the factors identified above. In March 2012, the Compensation Committee adjusted our named executive officers’ base salaries by the percentages indicated in the chart below.

Name	Percentage Increase	Adjusted Salary
Jeffrey H. Burbank	8%	$428,000
Robert S. Brown	8%	$289,000
Michael Miller, Jr.	0%	$275,000
Winifred L. Swan	6%	$285,000
Joseph E. Turk, Jr.	6%	$302,000

With the exception of Mr. Burbank, all adjustments to base salaries were intended to bring the named executive officer’s base salary closer to the 50th percentile level within the Peer Group. Mr. Miller’s salary was not adjusted in 2012, in part because it had been set after negotiation with Mr. Miller in 2011 when he joined the Company. While Mr. Burbank’s salary was adjusted, it remained more than 10% below the 50th percentile level of our Peer Group. For 2012, the Compensation Committee elected to continue to weight our CEO’s compensation more heavily towards long-term equity incentives, thereby further aligning his interests with those of our stockholders and preserving cash. These increases in base salaries were effective April 16, 2012.

The salaries earned for 2012 by our named executive officers are also shown in the Summary Compensation Table on page 28 of this proxy statement.

Annual Short-Term Incentive Awards

We have an annual short-term incentive plan for our employees that we refer to as our Corporate Bonus Plan. Annual short-term incentives are intended to compensate for the achievement of corporate performance objectives in addition to individual performance. Amounts payable under the Corporate Bonus Plan are calculated as a percentage of the applicable executive’s base salary, with higher level executives typically being compensated at a higher percentage of base salary. Each year, the Compensation Committee works with the CEO to develop corporate goals that the Committee and the CEO believe can be reasonably achieved with hard work over the next year. The Compensation Committee approves each year’s plan and metrics to ensure an accelerated and ongoing degree of difficulty commensurate with our short- and long-term business plan. Short-term incentive awards are typically paid in the first quarter of the following fiscal year.

The Compensation Committee set revenue growth, reduction in net loss and improved cash generation goals as the three metrics for the Corporate Bonus Plan for 2012, weighted at 50%, 30% and 20%, respectively. The Compensation Committee considered these to be important factors in how investors generally gauge and value our corporate performance. The Committee also saw these factors as important to our long-term business success. Therefore, the Compensation Committee considered these to be appropriate measures to encourage our executives to achieve superior financial performance for the Company with the goal of generating stockholder value. Additionally, the Compensation Committee determined that the varied weighting of each metric was appropriate because it emphasized the relative importance of the Company’s top performance priorities. For 2012, the Plan allowed for the payment of bonus awards in either cash or shares of the Company’s common stock, at the discretion of the Compensation Committee.

Under the Corporate Bonus Plan for 2012, our named executive officers had the opportunity to earn awards that ranged from a Threshold award level to an Outstanding award level, depending upon whether established Threshold, Target, Stretch or Outstanding performance levels had been achieved with respect to the performance metrics. If Threshold performance levels were not achieved under the Bonus Plan, no award would be made. Under the Plan’s structure for 2012, Threshold awards were equivalent to 50% of the Target awards, Stretch awards were equivalent to 125% of the Target awards and Outstanding awards were equivalent to 150% of the Target awards.

The following table details the Threshold, Target, Stretch and Outstanding award levels for each of our named executive officers, each as a percentage of salary.

2012 Target Bonus Awards (as % of 2012 Base Salary)

Name	Threshold	Target	Stretch	Outstanding
Jeffrey H. Burbank	37.50%	75.00%	93.75%	112.50%
Robert S. Brown	20.00%	40.00%	50.00%	60.00%
Michael Miller, Jr.	25.00%	50.00%	62.50%	75.00%
Winifred L. Swan	17.50%	35.00%	43.75%	52.50%
Joseph E. Turk, Jr.	25.00%	50.00%	62.50%	75.00%

The following company-wide Threshold, Target, Stretch and Outstanding performance metrics were established and approved by the Compensation Committee in March 2012 for the Corporate Bonus Plan:

Weighting	Metric	Threshold	Target	Stretch	Outstanding
50%	Revenue	$237.2mm	$242.2mm	$252.2mm	$262.2mm
30%	Net Income (Loss)	($18mm)	($15.5mm)	($10.5mm)	($5.5mm)
20%	Cash Generation	($8mm)	($3mm)	$7mm	$17mm

Based on its evaluation that the Company achieved the performance criteria for the Corporate Bonus Plan for 2012 at 92.8% of the Target level, the Compensation Committee set the maximum bonus award for each of our named executive officers at 92.8% of Target bonus levels. At the recommendation of Mr. Burbank, awards to our named executive officers under the Plan were paid out at this level.

Reflective of our desire to conserve cash, the Compensation Committee elected to pay the full bonus award to our named executive officers in unrestricted common stock that was fully vested upon award. These amounts are shown in the following table:

Name	Title	Value of 2012 STI Award Paid in Shares of Common Stock ($)	2012 STI Award Paid in Shares of Common Stock(1)
Jeffrey H. Burbank	Chief Executive Officer	297,998	27,017
Robert S. Brown	Senior Vice President & Chief Financial Officer	107,316	9,729
Michael Miller, Jr.	Former President of International Operations	(2)	(2)
Winifred L. Swan	Senior Vice President & General Counsel	92,602	8,395
Joseph E. Turk, Jr.	President of North American Operations	140,180	12,708

(1)	In March 2013, the Compensation Committee awarded the Corporate Bonus Plan for 2012 awards set forth in the table above in the form of unrestricted shares of Company’s common stock to each of our named executive officers. The number of shares to be awarded was determined by dividing the approved Corporate Bonus Plan for 2012 award by the closing price of the Company’s common stock of $11.03 on March 4, 2013, the date the Compensation Committee approved the awards.

(2)	Due to Mr. Miller’s departure on February 1, 2013, these amounts were forfeited.

Long-Term Incentives

Equity awards provide the primary vehicle for offering long-term performance-based incentives to our executives. We believe that equity awards that provide our executives with a strong link to our long-term performance create an ownership culture and help to align the interests of our executives and our stockholders. In addition, the time-based vesting feature of our equity awards are intended to further our goal of executive retention because this feature provides an incentive to our executives to remain in our employ during the vesting period. In determining the size of equity awards to our executives, our Compensation Committee considers long-term equity compensation for executives in our Peer Group, targeted total compensation for executives in our Peer Group, the applicable executive’s performance, the amount of equity previously awarded to the executive, retention considerations, the vesting of such awards and the recommendations of our CEO. All grants of equity to our executives are approved by the Compensation Committee.

The Compensation Committee generally relies upon two key vehicles to deliver long-term performance-based compensation to executives: annual grants pursuant to the Company’s Performance Share Plan and annual stock option grants.

Long-term equity awards for our named executive officers, including the performance share awards and options, are generally established with the intent to deliver targeted total compensation between the market 50th and 75th percentile within our Peer Group. The Compensation Committee determines target performance share awards based on a total value delivery model, calculated by dividing the targeted intended value delivery by the current market share price of our common stock. The Compensation Committee also determines stock option award levels based on an intended value delivery model, with value delivery calculated using a Black-Scholes methodology. This methodology is dependent upon current market price, and market price changes can change the total number of stock options granted. Because the restricted stock used for the Performance Share Plan has a built-in value at the time of grant, we generally grant significantly fewer shares of restricted stock than the number of stock options we would grant for a similar purpose.

Annual Performance Share Award — Performance Share Plan

The Compensation Committee approved the structure of the 2012 awards under the Performance Share Plan in March 2012. Under this Plan, executives were eligible to receive a predetermined number of shares of restricted stock units based upon the satisfaction of established performance metrics for 2012. The Performance Share Plan is structured so that awards effectively vest in full over three years, based on continued service, but only if the Compensation Committee determines that predetermined performance metrics were achieved for 2012. The metrics for the Performance Share Plan in 2012 were the same as those of our Corporate Bonus Plan for 2012. In addition, similar to the Corporate Bonus Plan, if Threshold performance levels were not achieved under the 2012 Performance Share Plan, no award would be made.

The following table represents the range of potential awards that could be earned pursuant to the 2012 Performance Share Plan.

Name	Targeted Estimated Future Payouts Under 2012 Performance Share Plan
	Threshold	Target	Stretch	Outstanding
Jeffrey H. Burbank	16,366	32,673	40,841	49,009
Robert S. Brown	5,940	11,881	14,851	17,821
Michael Miller, Jr.	5,940	11,881	14,851	17,821
Winifred L. Swan	5,940	11,881	14,851	17,821
Joseph E. Turk, Jr.	5,940	11,881	14,851	17,821

On March 4, 2013, the Compensation Committee awarded restricted stock units to our named executive officers based on its determination that we achieved the performance criteria within the 2012 Performance Share Plan at 92.8% of the Target performance level. The restricted stock units vested one-third on March 4, 2013, with the balance vesting in two equal installments on March 4, 2014 and March 4, 2015. The following table represents the total shares awarded pursuant to the 2012 Performance Share Plan.

Name	Title	2012 Performance Share Award Vesting Over the Three-year Payment and Vesting Period
Jeffrey H. Burbank	Chief Executive Officer	30,320
Robert S. Brown	Senior Vice President & Chief Financial Officer	11,025
Michael Miller, Jr.	Former President of International Operations	(1)
Winifred L. Swan	Senior Vice President & General Counsel	11,025
Joseph E. Turk, Jr.	President of North American Operations	11,025

(1)	Due to Mr. Miller’s departure on February 1, 2013, these shares were forfeited.

Stock Option Awards

Name	2012 Stock Option Awards Vesting over Four Years (1)
Jeffrey H. Burbank	42,759
Robert S. Brown	15,549
Michael Miller, Jr.	15,549
Winifred L. Swan	15,549
Joseph E. Turk, Jr.	15,549

(1)	The exercise price for the options to purchase common stock granted to each of our named executive officers is $18.48, the closing price of our common stock on the date of grant. All of the options granted vest in equal monthly installments over the 48 months following the date of grant.

The number of stock options granted to our named executive officers, and the value of those grants determined in accordance with ASC 718, are shown in the Grants of Plan Based Awards at Fiscal Year-End 2012 table on page 29 of this proxy statement.

Elements of Indirect Pay

In addition to the direct pay elements described above, we also provide our executives with indirect pay in the form of benefits. We maintain broad-based benefits that are provided to all employees, including health and dental insurance, life and disability insurance and a 401(k) plan. Executives are eligible to participate in all of our employee benefit plans, in each case on the same basis as other employees. We match 100% of the first 3%, and 50% of the next 2%, of the employee’s compensation contributed to the 401(k) plan, subject to then-current Internal Revenue Service limits on the amount that may be contributed by employees to such plans. All of our named executive officers participate in our 401(k) plan and receive matching contributions according to this formula.

Severance and Change-of-Control Benefits

Pursuant to employment agreements we have entered into with each of our named executive officers and our 2005 Stock Incentive Plan, our executives are entitled to specified benefits in the event of the termination of their employment under certain circumstances, including termination following a change of control of our company. We do not consider specific amounts payable under these arrangements when establishing annual compensation. Instead, the purpose of these benefits is to ensure that we remain competitive in attracting and retaining executives within our industry and our Peer Group and that we retain our key executives during a potentially critical time in the event of a change of control of NxStage. After reviewing the practices of companies represented in our Peer Group, we believe that our severance and change of control benefits are generally in line with severance packages offered to executives in the Peer Group.

We have structured our named executive officers’ change-of-control benefits as “double trigger” benefits. In other words, the change of control does not itself trigger benefits; rather, benefits are paid only if the employment of the executive is terminated without cause or the executive resigns for good reason during a specified period after the change of control. We believe a “double trigger” benefit maximizes stockholder value because it prevents an unintended windfall to executives in the event of a friendly change of control, while still providing them appropriate incentives to cooperate in negotiating any change of control in which they believe they may lose their jobs.

We have provided more detailed information about these benefits, along with estimates of their value under various circumstances, under the caption “Potential Payments Upon Termination or Change in Control” below.

Tax Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction for compensation in excess of $1.0 million paid to our CEO and to each other officer (other than the Chief Financial Officer) whose compensation is required to be reported to our stockholders pursuant to the Exchange Act by reason of being among our most highly paid executive officers. Qualifying performance-based compensation is not subject to the deduction limitation if specified requirements are met. We periodically review the potential consequences of Section 162(m) and we generally intend to structure the performance-based portion of our executive compensation, where feasible, to comply with exemptions in Section 162(m) so that the compensation remains tax deductible to us. However, the Compensation Committee may, in its judgment, authorize compensation payments that do not comply with the exemptions in Section 162(m) when it believes that such payments are appropriate to attract and retain executive talent.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the section of this proxy statement entitled “Compensation Discussion and Analysis” with management. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that such section be included in this proxy statement and incorporated by reference in NxStage Medical, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2012.

By the Compensation Committee of the Board of Directors

Craig W. Moore (Chair)

Earl R. Lewis

Executive Compensation

The following table sets forth information regarding compensation earned during fiscal 2012, 2011, and 2010, by our Chief Executive Officer, our Chief Financial Officer, and each of our three other most highly compensated executive officers for 2012. We refer to these executive officers as our “named executive officers” elsewhere in this proxy statement.

SUMMARY COMPENSATION TABLE

Name and Principal Position(1)	Year	Salary $	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Jeffrey H. Burbank	2012	418,667	603,797	439,990	297,998	11,775	1,772,226
Chief Executive	2011	396,000	609,492	439,991	228,490	12,555	1,686,527
Officer and Director	2010	376,750	906,564	667,016	470,983	13,065	2,434,378
Robert S. Brown	2012	282,875	219,561	159,999	107,316	10,000	779,751
Senior Vice President and	2011	268,000	221,630	159,994	82,472	9,800	741,896
Chief Financial Officer	2010	262,750	353,184	239,027	169,998	9,800	1,034,759
Michael Miller, Jr.	2012	275,000	219,561	159,999	127,647	10,000	792,207
Former President of International Operations	2011	188,622	462,630	684,500	72,454	7,545	1,415,751
Winifred L. Swan	2012	280,042	219,561	159,999	92,602	10,000	762,204
Senior Vice President,	2011	268,000	221,630	159,994	72,163	9,800	731,587
General Counsel and Secretary	2010	265,667	203,184	239,027	148,748	9,800	866,426
Joseph E. Turk, Jr.	2012	297,042	219,561	159,999	140,180	10,000	826,781
President of North American Operations	2011	285,708	221,630	159,994	109,629	9,800	786,761
	2010	265,667	303,184	239,027	224,309	9,800	1,041,987

(1)	The titles noted in the table are each officer’s respective title as of December 31, 2012. Mr. Miller became President of International Operations on April 25, 2011 and resigned effective February 1, 2013. Mr. Miller is no longer employed by us.

(2)	The amounts in the Stock Awards column reflect the grant date fair value of restricted stock awards granted pursuant to our Performance Share Plan, in accordance with ASC 718, which assumed achievement at the Target level. The grant date fair value of the 2012 awards pursuant to the Performance Share Plan assuming achievement at the Outstanding level would have been $905,686, $329,332, $329,332, $329,332 and $329,332 for Mr. Burbank, Mr. Brown, Mr. Miller, Ms. Swan, and Mr. Turk respectively. For 2012 performance under the Performance Share Plan, Mr. Burbank, Mr. Brown, Ms. Swan and Mr. Turk and were issued 30,320, 11,025, 11,025, and 11,025 shares of restricted stock, respectively, on March 4, 2013 by the Compensation Committee, one-third of which vested on March 4, 2013, one-third of which will vest on March 4, 2014 and one-third of which will vest on March 4, 2015, in each case based on continued service. Mr. Miller did not receive payment pursuant to the Company’s Performance Share Plan due to his departure from the company on February 1, 2013. All of the aforementioned awards are discussed in further detail above under “Compensation Discussion and Analysis.”

(3)	The amounts in the Option Awards column reflect the grant date fair value of stock options granted for the fiscal years ended December 31, 2012, 2011 and 2010, in accordance with ASC 718. Because the value of stock options is dependent on the future market price of our common stock there can be no assurance that the amounts reported above will ever be realized by our executives. The assumptions we used to calculate these amounts are included in footnote 12 to our audited financial statements for the fiscal year ended December 31, 2012 included in our Annual Report on Form 10-K filed with the SEC on February 28, 2013. These options vest in equal monthly installments over the 48 months following the date of grant.

(4)

The amounts in the Non-Equity Incentive Plan Compensation column reflect amounts earned pursuant to our Corporate Bonus Plan. Bonus Awards for 2012 reflect performance at 92.8% of Target performance criteria under the Plan. Awards are calculated in dollars and for 2012 were paid in fully vested shares of our Common Stock at the discretion of our Compensation Committee. Mr. Burbank, Mr. Brown, Ms. Swan, and Mr. Turk received 27,017, 9,729, 8,395 and 12,708 shares of our common stock, respectively, under our

Corporate Bonus Plan for 2012. Mr. Miller did not receive a payment pursuant to the Company’s Corporate Bonus Plan due to his departure from the company on February 1, 2013. These awards are discussed in further detail above under “Compensation Discussion and Analysis.”

(5)	For fiscal 2012, amounts reported under the All Other Compensation column consist of 401(k) contributions, and, in the case of Mr. Burbank, a life insurance premium of $1,775.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL YEAR-END 2012

The following table sets forth information concerning each grant of an award made to a named executive officer during fiscal 2012 under any plan, contract, authorization or arrangement pursuant to which cash, securities, similar instruments or other property may be received. For a narrative description of material factors helpful for an understanding of the information in the table below, see the Compensation Discussion and Analysis beginning on page 19 of this proxy statement.

		Targeted Estimated Future Payments Under Non-Equity Incentive Plan Awards ($)(2)				Targeted Estimated Future Payments Under Equity Incentive Plan Awards (#)(3)						All Other Option Awards:
	Grant Date(1)									Number of Securities Underlying Options (#)		Exercise Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name		Threshold	Target	Stretch	Outstanding	Threshold	Target	Stretch	Outstanding
Jeffrey H. Burbank	03/09/2012					16,336	32,673	40,841	49,009				603,797
	03/09/2012									42,759	(5)	18.48	439,990
	03/09/2012	160,500	321,000	401,250	481,500
Robert S. Brown	03/09/2012					5,940	11,881	14,851	17,821				219,561
	03/09/2012									15,549	(5)	18.48	159,999
	03/09/2012	57,800	115,600	144,500	173,400
Michael Miller Jr.	03/09/2012					5,940	11,881	14,851	17,821				219,561
	03/09/2012									15,549	(5)	18.48	159,999
	03/09/2012	68,750	137,500	171,875	206,250
Winifred L. Swan	03/09/2012					5,940	11,881	14,851	17,821				219,561
	03/09/2012									15,549	(5)	18.48	159,999
	03/09/2012	49,875	99,750	124,688	149,625
Joseph E. Turk	03/09/2012					5,940	11,881	14,851	17,821				219,561
	03/09/2012									15,549	(5)	18.48	159,999
	03/09/2012	75,500	151,000	188,750	226,500

(1)	Reflects the date upon which options were granted to our named executive officers as well as the date upon which the Compensation Committee approved the Corporate Bonus and Performance Share Plans for 2012. Awards under both of these plans were paid on March 4, 2013. These awards are discussed in further detail above under “Compensation Discussion and Analysis.”

(2)	Reflects the Threshold, Target, Stretch, and Outstanding award amounts possible under our Corporate Bonus Plan for 2012. Actual awards earned pursuant to our Corporate Bonus Plan for 2012 on the basis of performance against certain revenue, cash generation, and net income targets were awarded in the form of shares of our common stock at the discretion of our Compensation Committee. As such, Mr. Burbank, Mr. Brown, Ms. Swan, and Mr. Turk received 27,017, 9,729, 8,395 and 12,708 shares of our common stock, respectively, under our Corporate Bonus Plan for 2012 on March 4, 2013. As a result of Mr. Miller’s resignation on February 1, 2013, he forfeited these amounts.

(3)

Reflects the Threshold, Target, Stretch and Outstanding award amounts possible under our Performance Share Plan for 2012. Actual awards earned pursuant to our Performance Share Plan for 2012 on the basis of performance against certain revenue, net income, and cash generation targets reflect performance at 92.8% of Target performance criteria under the Plan and were awarded in the form of restricted stock. As such, Mr. Burbank, Mr. Brown, Ms. Swan, and Mr. Turk and were issued 30,320, 11,025, 11,025 and 11,025 shares of restricted stock, respectively, under our 2012 Performance Share Plan on March 4, 2013. Performance Share Awards for 2012 vest in equal installments on March 4th of 2013, 2014 and 2015. As a result of Mr. Miller’s resignation on February 1, 2013, he forfeited these amounts.

(4)	The amount reported under Grant Date Fair Value of Stock and Option Awards is computed in accordance with ASC 718 and represents the grant date fair value of each option, each award of restricted stock and where applicable, the target estimated future payout under the Performance Share Plan.

(5)	The shares of common stock underlying the option vest in equal monthly installments over the 48 months following March 9, 2012.

Information Relating to Equity Awards and Holdings

The following table sets forth information concerning restricted stock that has not vested, stock options that have not been exercised and performance share plan awards for each of the named executive officers outstanding as of December 31, 2012.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2012

	Option Awards					Stock Awards
	Number of		Number of
	Securities		Securities
	Underlying		Underlying			Number of		Market
	Unexercised		Unexercised	Option		Shares That		Value of Shares
	Options		Options	Exercise	Option	Have Not		That Have
	#		#	Price	Expiration	Vested		Not Vested
Name	Exercisable		Unexercisable	($)	Date	(#)		($)(1)
Jeffrey H. Burbank	36,560			4.10	02/04/2013
	206,500			4.54	03/26/2015
	44,603			5.47	02/13/2014
	73,120			6.84	01/20/2015
	120,000			14.44	12/07/2014
	206,500			2.11	03/04/2016
	85,179	(2)	38,721	9.96	03/02/2017
	16,570	(3)	25,294	18.59	05/26/2018
	8,017	(4)	34,742	18.48	03/08/2019
						10,040	(5)	112,950
						16,808	(6)	189,090
						30,320	(7)	341,100
Robert S. Brown	50,000			4.54	03/26/2015
	140,100			8.92	11/27/2013
	35,000			14.44	12/07/2014
	17,000			2.11	03/04/2016
	30,524	(2)	13,876	9.96	03/02/2017
	6,025	(3)	9,198	18.59	05/26/2018
	2,915	(4)	12,634	18.48	03/08/2019
						5,020	(5)	56,475
						6,112	(6)	68,760
						11,025	(7)	124,031
Michael Miller, Jr.	20,833	(8)	29,167	24.10	04/25/2021
	2,915	(4)	12,634	18.48	03/08/2019
						7,500	(9)	84,375
						6,112	(6)	68,760

	Option Awards					Stock Awards
	Number of		Number of
	Securities		Securities
	Underlying		Underlying			Number of		Market
	Unexercised		Unexercised	Option		Shares That		Value of Shares
	Options		Options	Exercise	Option	Have Not		That Have
	#		#	Price	Expiration	Vested		Not Vested
Name	Exercisable		Unexercisable	($)	Date	(#)		($)(1)
Winifred L. Swan	4,721			4.54	03/26/2015
	2,997			5.47	02/13/2014
	10,968			6.84	01/20/2015
	50,000			14.44	12/06/2014
	6,175			2.11	03/04/2016
	18,524	(2)	13,876	9.96	03/02/2017
	6,025	(3)	9,198	18.59	05/26/2018
	2,915	(4)	12,634	18.48	03/08/2019
						6,112	(6)	68,760
						11,025	(7)	124,031
Joseph E. Turk, Jr.	5,989			4.10	02/03/2013
	9,513			4.54	03/26/2015
	13,986			5.47	02/12/2014
	23,236			6.84	01/19/2015
	80,000			14.44	12/06/2014
	10,161			2.11	03/04/2016
	30,524	(2)	13,876	9.96	03/02/2017
	6,025	(3)	9,198	18.59	05/26/2018
	2,915	(4)	12,634	18.48	03/08/2019
						3,347	(5)	37,654
						6,112	(6)	68,760
						11,025	(7)	124,031

(1)	Based on $11.25 per share, the last sale price of our common stock on December 30, 2012.

(2)	This option was granted on March 3, 2010. This option vests in equal monthly installments through March 3, 2014.

(3)	This option was granted on May 27, 2011. This option vests in equal quarterly installments through May 27, 2015.

(4)	This option was granted on March 9, 2012. This option vests in equal monthly installments through March 9, 2016.

(5)	This restricted stock grant was made on March 3, 2010 and the figure shown represents the unvested portion as of December 31, 2012 of the restricted stock grant made. The grant originally vested over 3 years in equal installments. The unvested portion fully vested on March 3, 2013.

(6)	This restricted stock unit was issued on March 9, 2012 and the figure shown represents the unvested portion as of December 31, 2012. The grant originally vested over 3 years in equal installments. Of the unvested portion, one-half vested on March 9, 2013 and the remainder will vest on March 9, 2014.

(7)

This restricted stock unit was issued on March 4, 2013 and the figure shown represents the unvested portion as of December 31, 2012. This grant vests in equal installments on March 4th of 2013, 2014 and 2015, with the first tranche having vested on March 4, 2013.

(8)	This option was granted on April 25, 2011. This option vests in equal monthly installments through April 25, 2015.

(9)	This restricted stock unit was issued on April 25, 2011 and the figure shown represents the unvested portion as of December 31, 2012. The grant originally vested in equal quarterly installments over the two years following April 25, 2011. Of the unvested portion, one-half vested on January 25, 2013 and the remainder vested on April 25, 2013.

The following table sets forth information concerning the exercise of stock options and the vesting of restricted stock during fiscal 2012 for each of the named executive officers.

FISCAL 2012 OPTION EXERCISES AND STOCK VESTED

	Stock Awards		Option Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(3)
Jeffrey H. Burbank	51,212	932,800	146,240	700,872
Robert S. Brown	20,057	288,348	—	—
Michael Miller, Jr.	8,056	133,087	—	—
Winifred L. Swan	15,037	191,261	50,466	366,691
Joseph E. Turk, Jr.	18,384	255,992	30,322	232,038

(1)	Represents the vesting of the final tranche of restricted stock units issued on March 8, 2011 pursuant to the Company’s Performance Share Plan for 2010, and the first tranche of restricted stock units issued on March 9, 2012 pursuant to the Company’s Performance Share Plan for 2011. In addition, for Messrs. Burbank, Brown and Turk, these amounts include the vesting of the second tranche of a restricted stock grant made on March 3, 2010. These awards are discussed in further detail under “Compensation Discussion and Analysis” and within the “Grants of Plan-Based Awards for Fiscal Year-End 2012” table.

(2)	Value realized upon vesting is based on the closing sales price of our common stock on the applicable vesting date.

(3)	Measured based on the difference between the exercise price of the option and the fair market value of our common stock on the date of exercise (excluding any gains or losses recognized by the named executive officer).

Employment Agreements with Named Executive Officers

We have entered into employment agreements with each of our named executive officers, the terms of which are summarized below.

Jeffrey H. Burbank.    For 2012, we paid Mr. Burbank an annual base salary of $428,000. Mr. Burbank’s salary was increased to $440,840 for 2013. His target short-term incentive award was increased from an amount equal to 75% of his base salary to 100% pursuant to our Corporate Bonus Plan. If, before a change in control of NxStage, as defined in his employment agreement, we terminate Mr. Burbank’s employment without cause or he resigns for good reason, each as defined in his employment agreement, then Mr. Burbank will be entitled to receive:

•	severance payments in an amount equal to his then-current base salary, which will be paid over the 12 months following termination of his employment;

•	continued medical coverage during the 12 months following termination of his employment; and

•

continued vesting during the 12 months following termination of his employment in all stock options and stock awards he holds at the time his employment is terminated as if he continued to be employed during such period, and, except as described below, he will have up to 90 days following the expiration of such period to exercise such options.

If, following a change in control, (i) we terminate Mr. Burbank’s employment, or (ii) we had terminated Mr. Burbank’s employment at any time three months prior to announcement of the change in control and we cannot reasonably demonstrate that such termination did not arise in connection with such change in control, or if Mr. Burbank resigns for good reason within 12 months following a change in control, then he will be entitled to:

•

a lump sum severance payment equal to two times his then-current base salary and two times the greater of his annual bonus for the fiscal year preceding his termination or his target bonus for the then-current fiscal year;

•	continue to receive medical coverage during the 24 months following termination of his employment;

•	full vesting and acceleration of stock options and stock awards he holds at the time his employment is terminated and a period of 90 days to exercise such stock options; and

•	receive a gross-up amount on benefits received under this agreement to compensate for excise taxes and associated penalties imposed by Section 4999 of the Internal Revenue Code of 1986, as amended.

Robert S. Brown.    For 2012, we paid Mr. Brown an annual base salary of $289,000. Mr. Brown’s salary was increased to $297,670 for 2013. His target short-term incentive award was increased from an amount equal to 40% of his base salary to 50% pursuant to our Corporate Bonus Plan. If, before a change in control of NxStage, we terminate Mr. Brown’s employment without cause or he resigns for good reason, each as defined in his employment agreement, then Mr. Brown will be entitled to receive:

•	severance payments in an amount equal to 0.5 times his then-current base salary, which will be paid over the six months following termination of his employment;

•	continued medical coverage during the six months following termination of his employment; and

•

continued vesting during the six months following termination of his employment in all stock options and stock awards he holds at the time his employment is terminated as if he continued to be employed during such period, and, except as described below, he will have up to 90 days following the expiration of such period to exercise such options.

If, following a change in control, (i) we terminate Mr. Brown’s employment, or (ii) we have terminated Mr. Brown’s employment at any time three months prior to announcement of the change in control, and we cannot reasonably demonstrate that such termination did not arise in connection with such change in control, or if Mr. Brown resigns for good reason within 12 months following a change in control, then he will be entitled to:

•	a lump severance payment equal to his then-current base salary and the greater of his annual bonus for the fiscal year preceding his termination or his target bonus for the then-current fiscal year;

•	continued medical coverage during the 12 months following termination of his employment;

•	full vesting and acceleration of stock options and stock awards he holds at the time his employment is terminated and a period of 90 days to exercise such stock options; and

•	receive a gross-up amount on benefits received under this agreement to compensate for excise taxes and associated penalties imposed by Section 4999 of the Internal Revenue Code of 1986, as amended.

Michael Miller, Jr.    Mr. Miller joined NxStage as our President of International on April 25, 2011 and resigned from the Company effective February 1, 2013. Mr. Miller did not receive any additional payments or benefits in connection with his termination of employment. For 2012, we paid Mr. Miller a base salary equivalent to $275,000 on an annualized basis. His target short-term incentive award is equal to 50% of his base salary pursuant to our Corporate Bonus Plan. If, before a change in control of NxStage, as defined in his employment agreement, we terminated Mr. Miller’s employment without cause or he resigned for good reason, each as defined in his employment agreement, then Mr. Miller would have been entitled to receive:

•	severance payments in an amount equal to 0.5 times his then-current base salary, which will be paid over the six months following termination of his employment;

•	continued medical coverage during the six months following termination of his employment; and

•

continued vesting during the six months following termination of his employment in all stock options and stock awards he holds at the time his employment is terminated as if he continued to be employed during such period, and, except as described below, will have up to 90 days following the expiration of such period to exercise such options.

If, following a change in control, (i) we had terminated Mr. Miller’s employment, or (ii) we had terminated Mr. Miller’s employment at any time three months prior to announcement of the change in control and we could not reasonably demonstrate that such termination did not arise in connection with such change in control, or if

Mr. Miller resigned for good reason within 12 months following a change in control, then he would have been entitled to:

•

a lump sum severance payment equal to his then-current base salary and the greater of his annual bonus for the fiscal year preceding his termination or his target bonus for the then-current fiscal year;

•	continued medical coverage during the 12 months following termination of his employment; and

•	full vesting and acceleration of stock options and stock awards he holds at the time his employment is terminated and a period of 90 days to exercise such stock options.

Mr. Miller resigned from the Company effective February 1, 2013 and did not receive any additional payments or benefits in connection with his termination of employment.

Winifred L. Swan.    For 2012, we paid Ms. Swan an annual base salary of $285,000. Ms. Swan’s base salary was increased to $293,550 for 2013. Her target short-term incentive award was increased from an amount equal to 35% of her base salary to 50% pursuant to our Corporate Bonus Plan. If, before a change in control of NxStage, as defined in her employment agreement, we terminate Ms. Swan’s employment without cause or she resigns for good reason, each as defined in her employment agreement, then Ms. Swan will be entitled to receive:

•	severance payments in an amount equal to 0.5 times her then-current base salary, which will be paid over the six months following termination of her employment;

•	continued medical coverage during the six months following termination of her employment; and

•

continued vesting during the six months following termination of her employment in all stock options and stock awards she holds at the time her employment is terminated as if she continued to be employed during such period, and, except as described below, will have up to 90 days following the expiration of such period to exercise such options.

If, following a change in control, (i) we terminate Ms. Swan’s employment, or (ii) we had terminated Ms. Swan’s employment at any time three months prior to announcement of the change in control and we cannot reasonably demonstrate that such termination did not arise in connection with such change in control, or if Ms. Swan resigns for good reason within 12 months following a change in control, then she will be entitled to:

•

a lump sum severance payment equal to 1.25 times her then-current base salary and 1.25 times the greater of her annual bonus for the fiscal year preceding her termination or her target bonus for the then-current fiscal year;

•	continue to receive medical coverage during the 15 months following termination of her employment;

•	full vesting and acceleration of stock options and stock awards she holds at the time her employment is terminated and a period of 90 days to exercise such stock options; and

•	receive a gross-up on benefits received under this agreement to compensate for excise taxes and associated penalties imposed by Section 4999 of the Internal Revenue Code of 1986, as amended.

Joseph E. Turk, Jr.    For 2012, we paid Mr. Turk an annual base salary of $302,000. Mr. Turk’s base salary was increased to $311,060 for 2013. His short-term incentive target award remains at an amount equal to 50% of his base salary pursuant to our Corporate Bonus Plan. If, before a change in control of NxStage, as defined in his employment agreement, we terminate Mr. Turk’s employment without cause or he resigns for good reason, each as defined in his employment agreement, then Mr. Turk will be entitled to receive:

•	severance payments in an amount equal to 0.5 times his then-current base salary, which will be paid over the six months following termination of his employment;

•	continued medical coverage during the six months following termination of his employment; and

•

continued vesting during the six months following termination of his employment in all stock options and stock awards he holds at the time his employment is terminated as if he continued to be employed during such period, and, except as described below, will have up to 90 days following the expiration of such period to exercise such options.

If, following a change in control, (i) we terminate Mr. Turk’s employment, or (ii) we had terminated Mr. Turk’s employment at any time three months prior to announcement of the change in control and we cannot reasonably demonstrate that such termination did not arise in connection with such change in control, or if Mr. Turk resigns for good reason within 12 months following a change in control, then he will be entitled to:

•

a lump sum severance payment equal to his then-current base salary and the greater of his annual bonus for the fiscal year preceding his termination or his target bonus for the then-current fiscal year;

•	continue to receive medical coverage during the 12 months following termination of his employment;

•	full vesting and acceleration of stock options and stock awards he holds at the time his employment is terminated and a period of 90 days to exercise such stock options; and

•	receive a gross-up amount on benefits received under this agreement to compensate for excise taxes and associated penalties imposed by Section 4999 of the Internal Revenue Code of 1986, as amended.

In addition to the terms set forth above, the executive officers’ employment agreements also provide that each executive officer is entitled to:

•

participate in short-term and long-term incentive programs, which incentive compensation will be subject to the terms of the applicable plans and paid on the basis of the executive officer’s individual performance, as determined by our Board of Directors or Compensation Committee; and

•	receive retirement and welfare benefits that we make available from time to time to our senior level executives.

If an executive officer terminates employment with NxStage voluntarily, other than for good reason, if we terminate an executive officer’s employment as a result of physical or mental disability or for cause, each as defined in the officer’s agreement, or if an executive officer dies, the executive officer will receive compensation and benefits through the last day of employment.

Each of Messrs. Burbank, Brown, Miller, and Turk and Ms. Swan has signed agreements providing for the protection of our confidential information and the transfer of ownership rights to intellectual property developed by such executive officer while he or she was employed by us. If the executive officer fails to comply with the provisions of the proprietary information agreement between NxStage and the executive officer, the payments and benefits described above will cease.

Potential Payments Upon Termination or Change in Control

The following table describes the potential payments, benefits and acceleration of vesting applicable to stock options and restricted stock awards pursuant to the employment agreements described above with each of Messrs. Burbank, Brown, Turk and Miller and Ms. Swan. The amounts shown below assume that the termination of each executive is effective as of December 31, 2012. Actual amounts payable to each executive listed below upon his or her termination can only be determined definitively at the time of each executive’s actual departure. The payments and benefits that each officer would receive upon termination are further described above under the heading “Employment Agreements with Named Executive Officers.” In addition to the amounts shown in the table below, each executive would receive payments for amounts of base salary and vacation time accrued through the date of termination. For information relating to compensation earned by each of our named executive officers, see “Executive Compensation – Summary Compensation Table.”

Name	Benefit	Termination Without Cause or Resignation for Good reason ($)	Termination
Without Cause
Three Months Prior to
Change in Control;
Termination
Without Cause
at Any Time After a
Change in Control;
Resignation for
Good reason
During the 12 Months
Following a Change
in Control
				($)

Jeffrey H. Burbank	Severance Benefits
	Severance Payments	418,668	(3)	1,479,336	(6)
	Healthcare Benefits(1)	13,263	(4)	26,525	(7)
	Market Value of Stock Vesting on Termination(2)	361,153	(5)	693,090	(8)
	Tax Gross Up	N/A		83,417
	Total	793,083		2,282,368
Robert S. Brown	Severance Benefits
	Severance Payments	141,438	(9)	398,476	(12)
	Healthcare Benefits(1)	6,631	(10)	13,263	(13)
	Market Value of Stock Vesting on Termination(2)	139,358	(11)	267,166	(8)
	Tax Gross Up	N/A
	Total	287,428		678,905
Michael Miller, Jr.	Severance Benefits
	Severance Payments	137,500	(9)	412,500	(12)
	Healthcare Benefits(1)	6,631	(10)	13,263	(13)
	Market Value of Stock Vesting on Termination(2)	41,411	(11)	82,823	(8)
	Tax Gross Up	N/A
	Total	185,543	(14)	508,586	(14)
Winifred L. Swan	Severance Benefits
	Severance Payments	140,021	(9)	474,739	(15)
	Healthcare Benefits(1)	6,114	(10)	15,285	(16)
	Market Value of Stock Vesting on Termination(2)	82,883	(11)	210,691	(8)
	Tax Gross Up	N/A
	Total	229,018		700,715
Joseph E. Turk, Jr.	Severance Benefits
	Severance Payments	148,521	(9)	448,042	(12)
	Healthcare Benefits(1)	6,631	(10)	13,263	(13)
	Market Value of Stock Vesting on Termination(2)	158,115	(11)	285,988	(8)
	Tax Gross Up	N/A
	Total	313,267		747,292

(1)	This value is based upon the type of insurance coverage we carried for each executive officer as of December 31, 2012 and is valued at the premiums in effect on December 31, 2012.

(2)	Based on the last sale price of our common stock on December 31, 2012, or $11.25 per share.

(3)	Represents aggregate severance payments equal to Mr. Burbank’s base salary at the time of his termination, payable over the 12-month period following his termination.

(4)	Represents amounts payable over 12 months for continuation of coverage under medical and dental plans for Mr. Burbank, his spouse and his dependents.

(5)	Represents continued vesting of Mr. Burbank’s stock options and stock awards as of December 31, 2012 through December 31, 2013.

(6)	Represents a lump sum payment equal to two times Mr. Burbank’s base salary at the time of his termination plus an amount equal to two times the higher of his annual bonus target for fiscal 2012 or bonus amount paid to him during fiscal 2011.

(7)	Represents amounts payable over 24 months for continuation of coverage under medical and dental plans for Mr. Burbank.

(8)	Represents immediate vesting of all unvested stock options and other stock awards held by the executive as of December 31, 2012.

(9)	Represents aggregate severance payments in an amount equal to 0.5 times the executive’s then current base salary at the time of his or her termination, payable over the following six months.

(10)	Represents amounts payable over six months for continuation of coverage under medical and dental plans for the executive.

(11)	Represents continued vesting of the executive’s stock options and stock awards for six months following termination.

(12)	Represents a lump sum payment equal to the executive’s then current base salary at the time of his or her termination plus an amount equal to the higher of the annual bonus target for fiscal 2012 or bonus amount paid to the executive during fiscal 2011.

(13)	Represents amounts payable over 12 months for continuation of coverage under medical and dental plans for the executive.

(14)	Mr. Miller resigned from the Company effective February 1, 2013 and did not receive any additional payments or benefits in connection with his termination of employment.

(15)	Represents a lump sum payment equal to 1.25 times Ms. Swan’s then current base salary at the time of her termination plus an amount equal to 1.25 times the higher of the annual bonus target for fiscal 2012 or bonus amount paid to Ms. Swan during fiscal 2011.

(16)	Represents amounts payable over 15 months for continuation of coverage under medical and dental plans for Ms. Swan.

Securities Authorized for Issuance Under Our Equity Compensation Plan

The following table provides information about the securities authorized for issuance under our equity compensation plans as of December 31, 2012.

Equity Compensation Plan Information

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options & Vesting of Restricted Stock Units (1)	Weighted- average Exercise Price of Outstanding Options and Unvested Restricted Stock	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (2)
Equity compensation plans approved by securities holders	5,391,127	$9.13	2,915,018

(1)	Consists of 4,738,923 stock options and 652,204 unvested restricted stock units.

(2)	Consists of 2,675,122 shares of common stock available for future issuance under our 2005 Stock Incentive Plan and 239,906 shares available for future issuance under our 2005 Employee Stock Purchase Plan.

Director Compensation

Prior to May 2012, our non-employee directors received compensation pursuant to the following terms of our then non-employee director compensation policy:

•	a $15,000 annual retainer for their service as directors, paid quarterly;

•

$2,500 for each Board meeting attended by the director in person, $1,000 for each Board meeting attended by telephone and $1,000 for each committee meeting attended where the committee meeting is scheduled on a date other than a Board meeting;

•	if he or she is a member of the Audit Committee, an additional annual retainer of $6,000 (or $10,000 for the Audit Committee Chair), paid quarterly in advance;

•	if he or she is a member of any committee other than the Audit Committee, an additional annual retainer of $4,000 for each other committee, paid quarterly in advance;

•	expense reimbursement for attending Board of Directors and committee meetings; and

•

on the date of our annual meeting of stockholders, a fully vested stock option to purchase 14,000 shares of our common stock with an exercise price equal to the then fair market value of our common stock, as determined by the closing price of our common stock on the date of the annual meeting. For a director elected or otherwise appointed to the Board of Directors on a date other than the date of an annual meeting of stockholders, such director received a fully vested stock option to purchase 14,000 shares of our common stock pro-rated for the annual period that remains between the date he or she is first elected to the Board and the date of the next annual meeting of stockholders. The terms of the director compensation policy, as set forth above, were unchanged from the policy last amended in March 2006.

Our non-employee director compensation policy provided that directors may elect to receive shares of our common stock in lieu of the cash compensation described above. A director must have made his election to receive equity in lieu of cash compensation on the date of the annual meeting of stockholders. A director’s election to receive equity in lieu of cash compensation will apply to all compensation to be paid after the date of election and will remain in effect until the next annual meeting of stockholders. If a non-employee director elects to receive equity in lieu of cash, we issue the director shares of our common stock on the last business day of each calendar quarter in an amount equal to the quotient of the total cash consideration due as of the last business day of each calendar quarter and the closing price of our common stock on the last trading day of that quarter. All shares of our common stock issued to our directors in lieu of cash are issued under our 2005 Stock Incentive Plan.

In early 2012, consistent with our Corporate Governance Guidelines, our Compensation Committee engaged in a review of our non-employee director compensation policy, which had been unchanged since 2006. In reviewing compensation for non-employee directors, the Compensation Committee and Board considered the Company’s overall approach to executive compensation, including that it is appropriate for director compensation to be at customary levels, that as part of our efforts to attract exceptional talent to the Board it is appropriate to compensate directors at least competitively relative to comparable companies, that directors should be incentivized to focus on long-term stockholder value and that including equity as part of director compensation helps align the interest of directors with those of our stockholders.

As a result of the Compensation Committee’s review, the Compensation Committee recommended and the Board determined it was appropriate to update and revise the non-employee director compensation policy effective May 2012. The Board determined that it was appropriate to deliver compensation with an overall value that is competitive to comparable companies and supported by peer data, as well as continuing to use a split of cash and equity, with the equity portion approximating 70% of the total expected value. The Board also concluded that it was appropriate to revise the way that both the cash portion and equity portion of the compensation were calculated and delivered. With respect to the cash portion, the Board determined it was appropriate to follow the emerging market practice of providing annual retainers for various board roles, instead of providing per meeting fees for standing committees. The Board also determined that it was appropriate to move away from its practice of providing a fixed number of options, which led to the value of equity awards fluctuating from year to year, and instead to deliver options that have a grant date fair value on the date of grant equivalent to a specified dollar amount.

Under the new non-employee director compensation policy, each member of the Board will receive an annual retainer of $40,000 and an annual award of options with a grant date fair value of $126,000. Non-employee directors are also entitled to receive the following additional annual retainers, provided that committee chairs only receive the retainers for service as committee chairs and do not also receive the retainers payable to members serving on those committees:

Additional Annual Retainers for Board Service
Board Chair	Audit Committee Chair	Compensation Committee Chair	Nominating and Corporate Governance Committee Chair	Audit Committee Member	Compensation Committee Member	Nominating and Corporate Governance Committee Member
$35,000(1)	$20,000	$10,000	$7,000	$10,000	$5,000	$5,000

(1)	For 2012, Dr. Chambon continued to waive any additional compensation for his service as Board Chair. Dr. Chambon resigned from the Board effective April 23, 2013.

To the extent that the Board creates ad-hoc committees in addition to the standing committees identified above, directors will also be entitled to receive $500 per each meeting of those committees.

Under the new non-employee director compensation policy, directors may continue to elect to receive shares of our common stock in lieu of the cash retainers described above.

We do not compensate directors who are also employees for their services as directors.

For 2012, our directors were compensated on a prorated basis under our old policy until May 2012 and under our new policy beginning in May 2012. Awards of options were made pursuant to the new policy.

The following table sets forth information concerning the compensation of our directors who are not also named executive officers for the fiscal year ended December 31, 2012.

DIRECTOR COMPENSATION

	Total Fees Earned
	or Paid in		Option
	Cash		Awards		Total
	($)(1)		($)(3)(4)		($)
Phillippe O. Chambon	54,456	(2)	125,699		180,155
Daniel A. Giannini	65,798	(2)	125,699		191,498
Reid S. Perper	51,719	(2)	125,699		177,419
David S. Utterberg	37,431	(2)	125,699		163,130
Craig W. Moore	61,403	(2)	125,699		187,102
Jean Mixer	5,761		70,015		75,776
Nancy J. Ham	45,392		125,699	(5)	171,091
Barry M. Straube	39,694		125,699	(5)	165,394
Earl R. Lewis	46,628	(2)	125,699		172,327

(1)	Prior to May 2012, the fees earned by our non-employee directors in fiscal 2012 consisted of the following: (i) an annual retainer; (ii) a fee for each meeting attended; and (iii) an additional annual retainer for chairing or being a member of each of the audit, compensation and nominating and corporate governance committees. Effective May 2012, our Director Compensation Policy changed whereby fees earned by our non-employee directors are paid quarterly and consisted of the following: (i) an annual retainer and, (ii) an additional annual retainer for chairing or being a member of each of the audit, compensation and nominating and corporate governance committees. See footnote 2 below for shares of common stock issued in lieu of this cash compensation to certain of our directors.

(2)	These amounts reflect grant date fair value for the fiscal year ended December 31, 2012 in accordance with ASC 718. These shares were issued pursuant to our non-employee director compensation policy, as amended in March 2006 and further amended effective May 2012, in connection with the election by Dr. Chambon, and Messrs. Giannini, Lewis, and Utterberg to receive shares of our common stock in lieu of cash compensation during fiscal 2012. Accordingly, we issued shares of our common stock to each of these directors as follows:

		Consideration	Price of		Total Shares of
		Due as of	Common Stock		Common Stock
		Last Business	on Last Trading		Issued in Lieu of
		Day of Quarter	Day of Quarter	Equity	Cash Consideration
Name	Quarter Ending	($)	($)	Issuance Date	#

Phillippe O. Chambon	3/31/2012	12,250	19.27	3/31/2012	635
	6/30/2012	18,469	16.76	6/30/2012	1,101
	9/30/2012	11,986	13.21	9/30/2012	907
	12/31/2012	11,750	11.25	12/31/2012	1,044

Daniel A. Giannini	3/31/2012	13,750	19.27	3/31/2012	713
	6/30/2012	13,566	16.76	6/30/2012	809
	9/30/2012		13.21	9/30/2012
	12/31/2012		11.25	12/31/2012

Earl Lewis	3/31/2012	8,250	19.27	3/31/2012	428
	6/30/2012	10,585	16.76	6/30/2012	631
	9/30/2012		13.21	9/30/2012
	12/31/2012		11.25	12/31/2012

David Utterberg	3/31/2012	6,250	19.27	3/31/2012	324
	6/30/2012	11,180	16.76	6/30/2012	667
	9/30/2012	10,000	13.21	9/30/2012	757
	12/31/2012	10,000	11.25	12/31/2012	888

(3)	The amounts in this column reflect the stock-based compensation expense recognized during the fiscal year ended December 31, 2012, in accordance with ASC 718, based on the grant date fair value for each award calculated in accordance with ASC 718 for stock options granted under our equity plans and therefore, may include amounts from stock options granted in and prior to 2012. There can be no assurance that the ASC 718 amounts will ever be realized. The assumptions we used to calculate the grant date fair value of these stock options are included in footnote 12 to our audited financial statements for the fiscal year ended December 31, 2012 included in our Annual Report on Form 10-K filed with the SEC on February 28, 2013.

(4)	On May 24, 2012, the day of our 2012 annual meeting of stockholders, we granted each of our non-employee directors, including Drs. Chambon and Straube, and Messrs Giannini, Ham, Lewis, Moore, Perper, and Utterberg, an option to purchase 15,272 shares of our common stock, each with an exercise price equal to $14.99 per share, the closing price of our common stock on the date of the 2012 annual meeting. All such options were immediately exercisable on the date of grant.

(5)	Both Ms. Mixer and Mr. Funari were granted options to purchase shares of our common stock upon joining our Board of Directors. Ms. Mixer was granted 11,579 options and Mr. Funari was granted 7,173 options, each with an exercise price equal to $11.00 and $11.27 per share the closing price of our common stock on the date they joined the Board, November 9, 2012 and January 22, 2013, respectively.

The following table shows the aggregate number of shares of common stock subject to outstanding stock options for each director not listed as a named executive officer as of December 31, 2012.

Name(1)	Shares Subject to Stock Options
Philippe O. Chambon	71,272
Robert G. Funari	0
Daniel A. Giannini	71,272
Nancy J. Ham	34,298
Earl Lewis	43,272
Jean K. Mixer	11,579
Craig W. Moore	71,272
Reid S. Perper	71,272
Barry M. Straube	27,816
David S. Utterberg	71,272

(1)	Mr. Utterberg, Ms. Ham and Dr. Chambon resigned from our Board on January 3, February 20, and April 23, 2013, respectively. In addition, on November 9, 2012 and January 22, 2013, our Board of Directors appointed Jean K. Mixer and Robert G. Funari, respectively, to our Board.

Compensation Committee Interlocks and Insider Participation

The current members of the Compensation Committee are Messrs. Lewis and Moore. In June 2012, Dr. Chambon rotated off the Compensation Committee and Ms. Ham was appointed to the Committee where she served until her resignation on February 20, 2013. No member of the Compensation Committee was at any time during fiscal 2012, or formerly, an officer or employee of ours or any subsidiary of ours. During 2012, 2011 and 2010, Mr. Lewis was President and CEO of Flir Systems, Inc. No member of the Compensation Committee had any relationship with us requiring disclosure under Item 404 of Regulation S-K under the Exchange Act.

No executive officer of NxStage has served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director of NxStage or member of our Compensation Committee.

PROPOSAL 2 — ADVISORY VOTE ON APPROVAL OF OUR NAMED EXECUTIVE OFFICERS’ COMPENSATION

Our Board of Directors recommends a vote FOR this proposal.

As required pursuant to Section 14A of the Securities Exchange Act, we are seeking stockholder input on our named executive officers’ compensation as disclosed in this proxy statement. As we describe in the Compensation Discussion and Analysis, our executive compensation program embodies a pay-for-performance philosophy that supports our business strategy and aligns the interests of our executives with our stockholders. The Board believes this link between compensation and the achievement of our short- and long-term business goals has helped drive NxStage’s performance over time. At the same time, we believe our program does not encourage excessive risk-taking by management.

For these reasons, the Board is asking stockholders to approve the following advisory resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.

While the advisory vote we are asking you to cast is non-binding, the Compensation Committee and the Board value the views of our stockholders and will take into account the outcome of the vote when considering future compensation decisions for our named executive officers.

The Board has determined to hold an advisory vote on our named executive officers’ compensation annually, with the next such vote to occur at the 2014 annual meeting of stockholders.

PROPOSAL 3 — RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Board of Directors recommends a vote FOR the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the 2013 fiscal year.

Our Audit Committee has selected the firm of Ernst & Young LLP as our independent registered public accounting firm for the current fiscal year. Ernst & Young LLP has served as our independent registered public accounting firm since 2002. Although stockholder approval of the selection of Ernst & Young LLP is not required by law, the Board of Directors believes that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at our annual meeting, our Audit Committee will reconsider its selection of Ernst & Young LLP. Representatives of Ernst & Young LLP are expected to be present at the annual meeting and will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other of our equity securities. Based solely on our review of copies of Section 16(a) reports furnished to us and representations made to us, we believe that except as otherwise set forth in the following sentence, during 2012 our officers, directors and beneficial holders of more than 10% of our common stock complied with all Section 16(a) filing requirements. Messrs. Burbank, Brown, Turk, and Webb and Ms. Swan failed to timely file one Form 4 reporting one transaction. Mr. Miller failed to timely file two Form 4s reporting two transactions.

Delivery of Security Holder Documents

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our Notice of Internet

Availability of Proxy Materials, proxy statement and Annual Report to Stockholders may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of these documents to you if you call or write us at the following address: 350 Merrimack Street, Lawrence, Massachusetts 01843, Attention: Investor Relations, or 978-687-4700. If you want to receive separate copies of the Notice of Internet Availability of Proxy Materials, proxy statement or Annual Report to Stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address.

Stockholder Proposals for the 2014 Annual Meeting

Proposals of stockholders intended to be presented at the 2014 Annual Meeting of Stockholders must be received by us at our principal office in Lawrence, Massachusetts not later than December 26, 2013 for inclusion in the proxy statement for that meeting.

In addition, our bylaws require that we be given advance notice of stockholder nominations for election to our Board of Directors and of other matters which stockholders wish to present for action at an annual meeting of stockholders, other than matters included in our proxy statement in accordance with Rule 14a-8. The required notice must be in writing and received by our Corporate Secretary, Winifred L. Swan, at our principal offices not later than 90 days nor more than 120 days prior to the first anniversary of our 2013 Annual Meeting of Stockholders. However, if the 2014 Annual Meeting of Stockholders is advanced by more than 20 days, or delayed by more than 60 days, from the first anniversary of the 2013 Annual Meeting of Stockholders, notice must be received no earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (1) the 90th day prior to such annual meeting and (2) the 10th day following the date on which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made, whichever occurs first. Our bylaws also specify requirements relating to the content of the notice which stockholders must provide, including a stockholder nomination for election to the Board of Directors, to be properly presented at the 2014 Annual Meeting of Stockholders.

By Order of the Board of Directors,

WINIFRED L. SWAN

Secretary

April 26, 2013

OUR BOARD OF DIRECTORS ENCOURAGES STOCKHOLDERS TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. A PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 22, 2013.

Vote by Internet
• Log on to the Internet and go to www.investorvote.com/NXTM
• Follow the steps outlined on the secured website.

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.
• Follow the instructions provided by the recorded message.

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1 and FOR Proposals 2 and 3.

	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.	+

1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold

01 - Jeffrey H. Burbank	☐	☐	02 - Robert G. Funari	☐	☐	03 - Daniel A. Giannini	☐	☐

04 - Earl R. Lewis	☐	☐	05 - Jean K. Mixer	☐	☐	06 - Craig W. Moore	☐	☐

07 - Reid S. Perper	☐	☐	08 - Barry M. Straube	☐	☐

	For	Against	Abstain		For	Against	Abstain

2. Advisory vote to approve our named executive officers’ compensation.	☐	☐	☐	3. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2013 fiscal year.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name appears hereon. The signer hereby revokes all previous proxies given by the signer to vote at the Annual Meeting or any adjournments or postponements thereof. Joint owners should each sign personally. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. If a corporation or partnership, the signature should be that of an authorized officer who should state his or her title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

01N8OA

ELECTION TO OBTAIN PROXY MATERIALS ELECTRONICALLY INSTEAD OF BY MAIL

NxStage Medical, Inc. stockholders may elect to receive all NxStage’s future annual reports and proxy statements through the Internet instead of receiving copies through the mail.

To take advantage of this option, stockholders must subscribe to one of the various commercial services that offer access to the Internet. Costs normally associated with electronic access, such as usage and telephone charges, will be borne by the stockholder.

To elect this electronic delivery option, while voting via the Internet, simply enter your email address in the space provided.

If you consent to receive NxStage’s future proxy materials electronically, your consent will remain in effect unless you revoke your consent by logging into Investor Centre at www.computershare.com.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

YOU MAY ACCESS THE NxSTAGE MEDICAL, INC. ANNUAL REPORT AND PROXY STATEMENT AT:

http://ir.nxstage.com/annual-proxy.cfm

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — NxStage Medical, Inc.

ANNUAL MEETING OF STOCKHOLDERS

10:00 A.M. THURSDAY, MAY 23, 2013

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Those signing on the reverse side, revoking any prior proxies, hereby appoint(s) Robert S. Brown and Winifred L. Swan, or each of them, with full power of substitution, as proxies for those signing on the reverse side to attend the 2013 Annual Meeting of Stockholders of NxStage Medical, Inc. to be held on Thursday, May 23, 2013 at 10:00 a.m., Eastern Time, at the Lanam Club, 260 North Main Street, Andover, Massachusetts 01810, and at any adjournments or postponements thereof, and to vote all shares of common stock held of record that those signing on the reverse side could vote, with all the powers those signing on the reverse side would possess if personally present at such meeting, as indicated upon all matters referred to on the reverse side and described in the proxy statement for the Annual Meeting, and, in their discretion, upon any other matters which may properly come before the Annual Meeting or any adjournments or postponements thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, AND FOR PROPOSALS NUMBER 2 AND 3.

UNLESS YOU INTEND TO VOTE YOUR SHARES BY INTERNET OR TELEPHONE, PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED REPLY ENVELOPE.

PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.